U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     FORM SB-2
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                JUSTWEBIT.COM, INC.
                 (Name of Small Business Issuer in its Charter)


       Nevada                        541510               22-2774460
(State or jurisdiction of     (Primary Standard           (IRS Employer
incorporation or organization) Industrial                 Identification
                               Classification Code Number)    Number

    930 South State Street, Suite 10 Orem, Utal 84097; (801) 434.7500 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport Beach, Ca
                              (949) 975-0544
        (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933 check the following box.     X

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                    CALCULATION OF REGISTRATION FEE

Title of         Amount to be    Proposed    Proposed   Amount of
Securities       Registered      Maximum     Maximum    Registration
to be                            Offering    Aggregate   Fee
Registered                       Price Per   Offering
                                 Unit(1)     Price

Common Stock     65,000,000      $0.03       $1,950,000   $487.50

The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) Calculated in accordance with Rule 457(c): The average of the bid and ask prices as of August 30, 2001.

                                PROSPECTUS

                            JUSTWEBIT.COM, INC.

                             65,000,000 Shares
                       Common Stock, Par Value $0.001

JustWebIt.com, Inc., a Nevada corporation, is registering up to 62,250,000 shares of its $0.001 par value common stock. These shares are being purchased from the company by Silverwood Opportunity Fund under a common stock purchase agreement between the parties, dated June 11, 2001, at a price equal to 60% of the market price on the put date for each draw under that agreement.
As of August 22, 2001, the closing market price of the common stock was $0.04. JustWebIt's common stock trades on the Over the Counter Bulletin Board under the trading symbol "JWIT".

Concurrent with this offering, is an offering by certain selling shareholders of JustWebIt in the total amount of 2,750,000 shares of common stock. These selling shareholders may offer their stock through public or private transactions, on or off the Over the Counter Bulletin Board, at prevailing market prices, or at privately negotiated prices.

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See "Risk Factors" on page 4).

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, Dated: _____________________

                             Table of Contents

Prospectus Summary                                                        4
Risk Factors                                                              4
Use of Proceeds                                                          10
Selling Shareholders                                                     11
Plan of Distribution                                                     11
Legal Proceedings                                                        15
Directors, Executive Officers, Promoters and Control Persons             16
Security Ownership Of Certain Beneficial Owners and Management           17
Description of Securities                                                19
Interest of Named Experts and Counsel                                    20
Disclosure of Commission Position on Indemnification
  for Securities Act Liabilities                                         21
Organization within Last Five Years                                      22
Description of Business                                                  22
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                    29
Description of Property                                                  34
Certain Relationships and Related Transactions                           34
Market For Common Equity and Related Stockholder Matters                 36
Executive Compensation                                                   37
Financial Statements                                                     39
Changes In and Disagreements with Accountants
  on Accounting and Financial Disclosure                                 52
Available Information                                                    52

                            PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

JustWebIt.com, Inc.

JustWebIt offers small to mid-sized businesses an end-to-end solution that addresses the challenges associated with implementing a successful e-commerce strategy. JustWebIt offers any business access to its free e-commerce web site builder and sells a comprehensive suite of products and services designed to assist
businesses create a successful online presence.   As of August 1,
2001, JustWebIt hosted in excess of 26,000 web sites.

The principal offices of JustWebIt are located at 930 South
State Street, Suite 10, Orem, Utah 84097. The telephone number for JustWebIt is (801) 434-7500.

The Offering.

65,000,000 shares of common stock of JustWebIt are being registered in this offering, as follows:

62,250,000 under a common stock purchase agreement between Silverwood Opportunity Fund, LLC and JustWebIt.

2,750,000 for certain selling shareholders of JustWebIt.

The number of shares outstanding prior to the offering:

34,876,394.

Shares to be outstanding after this offering, assuming all of the shares offered under this prospectus are purchased under the common stock purchase agreement: 99,876,394.

                                RISK FACTORS

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors among other things, as well as all other information set forth in this prospectus.

JustWebIt  Has Had Limited Revenue, and Has Had Losses Since
Inception and Expects Such Losses to Continue for the Foreseeable Future.

JustWebIt has had limited revenue during the last two fiscal years, $98,923 in the fiscal year ended December 31, 1999, $556,944 in the fiscal year ended December 31, 2000, and $90,610 for the six months ended June 30, 2001. However, JustWebIt has incurred significant operating losses, including a net loss of $529,182 in fiscal 1999, a net loss of $1,671,209 in fiscal 2000, and a net loss of $237,995 for the six months ended June 30, 2001. At December 31, 2000, JustWebIt had an accumulated deficit of $6,386,832; $6,629,226 as of June 30, 2001. The future growth and profitability of JustWebIt will be principally dependent upon its ability to successfully market its internet related products. Accordingly, JustWebIt's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by new product introductions. JustWebIt anticipates that it will incur substantial operating expenses in connection with the research, development, and testing of its products and expects these expenses to result in continuing and significant losses until such time as JustWebIt is able to achieve adequate revenue levels. There can be no assurance that JustWebIt will be able to significantly increase revenues or achieve profitable operations. Failure to obtain additional capital, if needed, would have a material adverse effect on JustWebIt's operations.

JustWebIt Will Need Additional Financing to Implement its Business Plan and Such Financing May Be Unavailable or Too Costly.
JustWebIt has sufficient funds to undertake its currently planned research and development activities through fiscal 2001. However, JustWebIt will require substantial funds in order to conduct its future activities. JustWebIt intends to seek these funds through equity financing, collaborative arrangements with corporate sponsors, or from other sources. JustWebIt may also require additional funds in order to acquire technology or products that complement its efforts. Financing may not be available or on terms acceptable to JustWebIt. Additional equity financings could result in significant dilution to existing shareholders. If sufficient capital is not available, or available at prohibitive cost, JustWebIt may be required to delay, reduce the scope of, eliminate or divest one or more of its discovery, research or development programs, any of which could have a material adverse effect on JustWebIt's business, financial condition and results of operations.

There Can Be No Assurance that the Marketplace Will Accept and Utilize Products that May Be Developed by JustWebIt.
There can be no assurance that any products successfully developed by JustWebIt will ever achieve significant market acceptance. JustWebIt's products compete with a number of products manufactured and marketed by major e-commerce and technology companies, as well as new products currently under development by such companies and others. The degree of market acceptance of any products developed by JustWebIt will depend on a number of factors, including the establishment and demonstration of the efficacy of the product candidates, their potential advantage over alternative methods and reimbursement policies of government and third party payors. There can be no assurance that the marketplace in general will accept and utilize any products that may be developed by JustWebIt or its corporate collaborators. If not accepted, an investor's entire investment maybe lost.

JustWebIt is also subject to numerous federal, state and local laws, regulations and recommendations relating to safe working conditions, manufacturing practices, research and development activities. JustWebIt is unable to predict the extent of government regulations which might have an adverse effect on the discovery, development, production and marketing of JustWebIt's products. Also, there can be no assurance that JustWebIt will not be required to incur significant costs to comply with current or future laws or regulations or that JustWebIt will not be adversely affected by the cost of such compliance.

Possible Lack of Acceptance and Effectiveness Of Internet
Electronic Commerce May Affect JustWebIt's Prospects.

JustWebIt's success in establishing e-commerce business services will be dependent on consumer acceptance of e-retailing and an increase in the use of the Internet for e-commerce. If the markets for e-commerce do not develop or develop more slowly than JustWebIt expects, its e-commerce business may be harmed. If
Internet usage does not grow, JustWebIt may not be able to increase revenues from Internet advertising and sponsorships which also may harm both retail and e-commerce business. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and e-commerce is uncertain. A number of factors may inhibit the growth of Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and limited availability of cost-effective, high-speed access. If these or any other factors cause use of the Internet to slow or decline, the results of company operations could be adversely affected.

Competition In Internet Commerce May Affect JustWebIt's Ability to Attract Customers.

Increased competition from e-commerce could result in reduced margins or loss of market share, any of which could harm both
JustWebIt's e-commerce businesses services. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of JustWebIt's present and potential competitors are likely to enjoy substantial competitive advantages, including larger numbers of users, more fully-developed e-commerce opportunities, larger technical, production and editorial staffs, and substantially greater financial, marketing, technical and other resources. If JustWebIt does not compete effectively or if it experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, JustWebIt's business could be adversely affected.

Unreliability of Internet Infrastructure May Affect Demand for
JustWebIt's Services.

If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on JustWebIt website. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of JustWebIt website may be reduced. Even if the Internet infrastructure is adequately developed, and maintained, JustWebIt may incur substantial expenditures in order to adapt its services and products to changing Internet technologies. Such additional expenses could severely harm JustWebIt's financial results.

Transactional Security Concerns May Affect Demand for JustWebIt's Services.

A significant barrier to Internet e-commerce is the secure transmission of confidential information over public networks. Any breach in our security could cause interruptions in the operation of our website and have an adverse effect on JustWebIt's business.

No Assurance of Protection of Proprietary Information.

Certain of JustWebIt's know-how and proprietary technology may not be patentable. To protect its rights, JustWebIt requires management personnel, employees, consultants, and advisors to enter into confidentiality agreements. There is no assurance, however, that these agreements will provide meaningful protection for JustWebIt's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Competition May Affect the Ability to Attract and Retain Customers.

There are inherent difficulties for any new company seeking to enter an established field. JustWebIt may experience substantial competition in its efforts to locate and attract customers for its services. Many competitors in JustWebIt's field have greater experience, resources, and managerial capabilities than JustWebIt and may be in a better position than JustWebIt to attract such customers. There are a number of larger companies which may directly compete with JustWebIt. Such competition could have a material adverse effect on JustWebIt' profitability or viability.

Influence of Other External Factors May Affect JustWebIt's Ability to Survive.

The Internet industry in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by JustWebIt will result in a commercially profitable business. The marketability of its services will be affected by numerous factors beyond the control of JustWebIt. These factors include market fluctuations, and the general state of the economy (including the rate of inflation and local economic conditions), which can affect peoples' discretionary spending. Factors which leave less money in the hands of potential customers of JustWebIt will likely have an adverse affect on JustWebIt. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in JustWebIt not receiving an adequate, or any, return on invested capital.

Loss of Any Key Personnel May Affect the Ability of JustWebIt to Operate.

JustWebIt is dependent upon a relatively small number of key management personnel and key employees and the loss of any of these key management personnel and key employees could have an adverse
effect on JustWebIt.   Competition among e-commerce companies for
qualified employees is intense, and the ability to retain and attract qualified individuals is critical to the success of JustWebIt. Currently, none of such management personnel has an employment agreement with the company. Therefore, there can be no assurance that JustWebIt will be able to attract and retain such individuals currently or in the future on acceptable terms, or at all. In addition, JustWebIt does not maintain "key person" life insurance on any officer, employee or consultant of JustWebIt.

In addition, all decisions with respect to the management of JustWebIt will be made exclusively by the officers and directors of JustWebIt. Investors will only have rights associated with shareholder ownership interest rights to make decisions which effect JustWebIt. The success of JustWebIt, to a large extent, will depend on the quality of the directors and officers of JustWebIt. Accordingly, no person should invest in the shares unless he is willing to entrust all aspects of the management of JustWebIt to the officers and directors.

Inexperience of Management May Affect JustWebIt's Ability to Survive.

Senior management has limited direct experience in the business of the company. Management will rely on senior employees, consultants and strategic alliances to assist with project management. JustWebIt has every intention to continue adding experienced management commensurate with the growth of JustWebIt.

Growth of Company Could Affect Management's Ability to Control Company.

JustWebIt's future growth, if any, may cause a significant strain on its management, operational, financial and other resources. JustWebIt's ability to manage its growth effectively will require it to implement and improve its operational, financial, manufacturing and management information systems and to expand, train, manage and motivate its employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to research, product development and marketing and sales efforts without a corresponding increase in JustWebIt's operational, financial, manufacturing and management information systems could have a material adverse effect on JustWebIt's business, financial condition, and results of operations.

Limitations on Liability, and Indemnification, of Directors and Officers May Result in Financial Outlays by JustWebIt.

Although the articles of incorporation do not provide for indemnification of officer or directors of JustWebIt, the bylaws of the company and the Nevada Revised Statutes both provide for permissive indemnification of officers and directors and JustWebIt may provide indemnification under such provisions. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by JustWebIt in covering any liability of such persons or in indemnifying them.

Conflicts of Interest May Arise With Regard to Other Business
Activities of the Directors.

The directors of JustWebIt have other business interests to which they devote time. As a result, certain conflicts of interest may arise between JustWebIt and the directors which might not be susceptible to resolution. Any potential conflicts of interest will be resolved through exercise by the directors of such judgment as is consistent with their fiduciary duties to JustWebIt. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the board of directors of JustWebIt, any proposed investments for its evaluation.
Lack of Cumulative Voting Will Affect a Shareholder's Ability to Elect a Board Member.

Holders of the shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of JustWebIt, and the minority shareholders will not be able to elect a representative to JustWebIt's board of directors.

Absence of Cash Dividends May Affect a Shareholder's Return on His
Investment.

The board of directors does not anticipate paying cash dividends on the shares for the foreseeable future and intends to retain any future earnings to finance the growth of JustWebIt's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of JustWebIt, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Risk of Low Priced Securities May Affect the Liquidity of Company's Stock.

JustWebIt's common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated
therewith.   The regulations governing low-priced or penny stocks
sometimes limit the ability of broker-dealers to sell JustWebIt's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Because of a Limited Public Market for JustWebIt's Securities, an Investor May Not Be Able to Liquidate the Shares Readily or at All. Prior to this offering, there has been only a limited public market for the shares of common stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices.

The market prices for the securities of technology companies have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. The market price of the shares may be affected significantly by factors such as announcements by JustWebIt or its competitors, variations in JustWebIt's results of operations, and market conditions in the retail, electron commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the shares offered hereby may not be able to liquidate an investment in the shares readily or at all.

Failure to Maintain Market Makers by Company Could Affect the
Stock's Liquidity.

If JustWebIt is unable to maintain at least one National Association of Securities Dealers, Inc. member broker/dealers as a market maker, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance JustWebIt will be able to maintain such market makers.

Shares Eligible For Future Sale.

All of the 300,000 shares of common stock which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of JustWebIt (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

                              USE OF PROCEEDS

The amount of cash proceeds from this offering will depend on the offering price per share and the number of shares sold for cash under the common stock purchase agreement with Silverwood Opportunity Fund. The proceeds of the offering, less the expenses of the offering, will be used to provide working capital for the company. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

No proceeds will accrue to JustWebIt from sales by the selling shareholders. If all of the shares being offered by the selling shareholders are sold, this will result in gross proceeds to these persons of $75,000 (based on the closing priced of $0.03 on August 20, 2001).

                              SELLING SHAREHOLDERS

Selling shareholders will be offering a total of 2,500,000 shares of common stock of JustWebIt, as follows:


Name of            Amount          Amount Offered    Amount        Percentage
Selling            Beneficially    for Selling       Beneficially  Ownership
Shareholders       Owned Prior     Shareholder's     Owned After   After
                   to Offering     Account           Offering      Offering(1)

Jerry Green        1,500,000       1,500,000                  0        0.00%
Old United Life
Insurance Co.        425,000         425,000                  0        0.00%
Bret Boeger          300,000         300,000                  0        0.00%
Richard A. Knopke    150,000         150,000                  0        0.00%
James Blair          100,000         100,000                  0        0.00%
John Morford         100,000         100,000                  0        0.00%
Kevin Kietzman        50,000          50,000                  0        0.00%
Daniel Mattox         50,000          50,000                  0        0.00%
Bruce Franken         50,000          50,000                  0        0.00%
Randy Penland         25,000          25,000                  0        0.00%
Total              2,750,000       2,750,000                  0        0.00%

                                PLAN OF DISTRIBUTION

Registration under this Offering.

65,000,000 shares of common stock of JustWebIt are being registered in this offering, as follows:

62,250,000 under a common stock purchase agreement between Silverwood Opportunity Fund, LLC and JustWebIt.

2,750,000 for certain selling shareholders of JustWebIt.

The number of shares outstanding prior to the offering:

34,876,394.

Shares to be outstanding after this offering, assuming all of the shares offered under this prospectus are purchased under the common stock purchase agreement: 99,876,394.
Under the common stock purchase agreement, JustWebIt may exercise a put by the delivery of a put purchase notice to Silverwood. The number of shares that Silverwood will receive under each put will be determined by dividing the amount specified in the put purchase notice by the purchase price determined during the valuation period; provided, however, that the put purchase notice will be cancelled and the put will not be exercised if the market price is below the floor price, which is $0.02 per share. The "purchase price" under this agreement is 60% of the market price on the put date; the "valuation period" is the period of ten trading days commencing on the put date during which the purchase price of the common stock is determined. The amount for each put as designated by the JustWebIt in the applicable put purchase notices shall be not more than the maximum put amount, which is the lesser of:

$200,000; or

15% of the average daily trading volume (the dollar amount of the average daily trading volume of shares of common stock, calculated based upon the average bid price and average daily trading volume traded over the 10 trading days during the valuation period, not including trading days when the lowest intra-day bid price is lower than the floor price.

or, in combination with all the other puts exercised under the agreement, not more than the commitment amount (which is $2,000,000).

Since Silverwood will be purchasing shares from JustWebIt at a price equal to price equal to 60% of the market price on the put date, it is considered to be an underwriter.

Selling Shareholders.

Manner of Sales; Broker-Dealer Compensation.

The selling shareholders may sell their shares of common stock in one or more of the following methods:

Ordinary brokers' transactions;

Transactions involving cross or block trades or otherwise on the Bulletin Board;

Purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

"At the market" to or through market makers or into an existing market for JustWebIt's common stock;

In other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

Through transactions in options, swaps or other derivatives
(whether exchange-listed or otherwise);

In privately negotiated transactions; or

Any combination of the foregoing.

The selling shareholders also may sell their shares in reliance upon Rule 144 under the Securities Act at such times as they are eligible to do so. The company has been advised by the selling shareholders that they have not made any arrangements for the distribution of the shares of common stock. Brokers, dealers or underwriters who effect sales for the selling shareholders may arrange for other brokers, dealers or underwriters to participate. Brokers, dealers or underwriters engaged by the selling shareholders will receive commissions or discounts from them in amounts to be negotiated prior to the sale. These brokers, dealers or underwriters may act as agent or as principals.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock being offered for sale, and the pledgees, secured parties or persons to whom these securities have been pledged shall, upon foreclosure in the event of default, be considered a selling shareholder hereunder. In addition, selling shareholders may, from time to time, sell short their common stock. In these instances, this prospectus may be delivered in connection with these short sales and the shares of the common stock may be used to cover these short sales.

Subject to the limitations discussed above, a selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of JustWebIt's common stock in the course of hedging the positions they assume with this selling shareholders, including in connection with distributions of the common stock by these broker-dealers. A selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of JustWebIt's common stock to the broker-dealers, who may then resell or otherwise transfer these shares. A selling shareholder also may loan or pledge JustWebIt's common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

From time to time one or more of the selling shareholders may transfer, donate or assign shares of their common stock to lenders or others and each of these persons will be considered a selling shareholder for purposes of this prospectus. The number of shares of the company's common stock beneficially owned by those selling shareholders who so transfer, pledge, donate or assign shares of their common stock will decrease as and when they take these actions. The plan of distribution for the company's common stock by the selling shareholders set forth herein will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be considered selling shareholders hereunder. Such selling shareholders will not be able to use this prospectus unless and until a post-effective amendment is filed, naming those individuals, and is declared effective.

Filing of a Post-Effective Amendment.

If any selling shareholders notifies JustWebIt that he or she has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, JustWebIt will file a post- effective amendment to the registration statement for this offering. If there is a successor in interest to a selling shareholder, then a post-effective amendment will also be filed. The post-effective amendment will disclose:

The name of each broker-dealer involved in the transaction.

The number of shares of common stock involved.

The price at which those shares of common stock were sold.

The commissions paid or discounts or concessions allowed to the broker-dealer(s).

If applicable, that these broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, as supplemented.

Any other facts material to the transaction.

Certain Persons May Be Deemed to Be Underwriters.

The selling shareholders and any broker-dealers who execute sales for them may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 because of the number of shares of common stock to be sold or resold by these persons or entities or the manner of sale of these shares, or both. If a selling shareholder or any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act.

Regulation M.

JustWebIt has informed the selling shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of JustWebIt's common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of JustWebIt's common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the common stock or any right to purchase this stock, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing JustWebIt's common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling shareholders will be reoffering and reselling JustWebIt's common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to this stock.

Opportunity to Make Inquiries.

JustWebIt will make available to Silverwood, prior to any sale of the shares, the opportunity to ask questions and receive answers from JustWebIt concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that JustWebIt possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

Silverwood must complete, execute, acknowledge, and deliver to
JustWebIt certain documents.   By executing these documents, this
firm will be agreeing that it will be a shareholder in JustWebIt and will be otherwise bound by the articles of incorporation and the bylaws of JustWebIt in the form attached to this prospectus.

                           LEGAL PROCEEDINGS

Other than as set forth below, JustWebIt is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against JustWebIt has been threatened.

(a) On October 4, 1999 JustWebIt was named as a defendant in a lawsuit filed in Jefferson County, Texas. The plaintiff, Engineering & Wireless Services, Inc. ("EWS") demanded payment of $27,748.71 for services rendered to the Company in 1996 and 1997. JustWebIt's President at the time, John C. Spradley, had written a check for this same amount on April 2, 1997 which was returned to plaintiff by plaintiff's bank dishonored, unpaid and marked "NSF".
Mr. Spradley wrote this check without proper authority by JustWebIt, and actually was strictly forbidden by a board resolution to write any checks in excess of $5,000. The writing of the check to EWS left JustWebIt legally obligated to honor this check.

On December 1, 1999, EWS was granted a final default judgment in the amount of $37,214.27, which included $9,249.56 in attorney fees. JustWebIt was notified of such judgment and was not in a position to pay it. On June 9, 2000, a writ of execution was issued by the Third District Court issuing the Salt Lake County Sheriff to collect $39,521.00 from JustWebIt; this amount included post judgment costs of $1412.44 and other costs of $894.29.

On July 19, 2000, JustWebIt entered into a settlement agreement with EWS. JustWebIt agreed to pay EWS $31,000 over a four month period and issued to EWS 45,000 shares of JustWebIt's common stock. JustWebIt has made the initial payment of $5,000 and delivered the stock due to EWS; no other payments under the settlement were made. JustWebIt is currently trying to renegotiate an agreeable settlement with EWS.

(b) JustWebIt is currently in negotiation with two former creditors, Spectrum Alliance Farmington Partners and Spectrum Alliance Harrison Partners (collectively referred to herein as "Spectrum"). Spectrum alleges that it is due additional compensation under certain lease arrangements entered into by and between Spectrum and the Registrant in 1995. JustWebIt believes that a favorable settlement with Spectrum can be reached within the current fiscal year and that such a settlement should not materially affect the company's financial statements.

     DIRECTORS, EXECUTIVE OFFICERS, KEY EMPLOYEES, PROMOTERS, AND
                          CONTROL PERSONS

The names, ages, and respective positions of the directors and executive officers of JustWebIt are set forth below; there are no other promoters or control persons of JustWebIt. The directors named below will serve until the next annual meeting of JustWebIt's stockholders or until their successors are duly elected and have qualified. Directors are elected for a one-year term at the annual stockholders' meeting. Officers will hold their positions at the will of the board of directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of JustWebIt's affairs. The directors and executive officers of JustWebIt are not a party to any material pending legal proceedings and, to the best of their knowledge, no such action by or against them has been threatened.

On February 8, 2001, JustWebIt's Board of Directors was expanded to six members through the addition of Gary Borglund, Gary Fox and Richard Overdorff. On February 9, 2001, Brooks M. Freeman and Charles Bartell resigned their respective board positions thereby reducing the total number of Board members to four. On February 16, 2001 Jon Richard Marple resigned from the Board as well as his position of Chairman and President of JustWebIt. On February 20, 2001, Gary Borglund was appointed as Chairman and President of JustWebIt.

Gary Borglund, President/Secretary/Director.

Mr. Borglund's, age 53, professional career includes ten years spent in new ventures and as a principle and executive, as well as ten years as a consultant. For the last three years, Mr. Borglund has worked exclusively with early stage high tech and internet companies. Most recently, he was as a Board member of Global Games, a position he assumed in August, 1997. Mr. Borglund was elected President and Chairman of the Board and CEO in June, 1998. In this position, he has dealt with issues regarding funding and restructuring of debt. Mr. Borglund has remained in those capacities with regard to Global Games to date.

Mr. Borglund was Vice President of Marketing for Greenhaven
Marketing from 1991 to 1996 and a Director of RedOak Management from 1996 to 2000. Mr. Borglund has attended the University of Minnesota.

Gary Fox, Chief Financial Officer/Treasurer/Director.

Mr. Fox, age 48, offers extensive knowledge of traditional financial management and technology. With over 20 years experience in public accounting, he provides expertise in strategic financial planning, acquisition analysis, cash management and financial reporting. Mr. Fox's was the managing general partner of Fox & Fox, Certified Public Accountants from January 1984 to December 31, 1998. From January 1, 1998 to April 30, 2000, Mr. Fox practiced public accounting as a sole proprietor. In October, 2000 Mr. Fox became Chief Financial Officer and a Director of World Shopping Network, Inc. (OTCBB WSHP). Mr. Fox is a certified public accountant and received a bachelor's degree in business administration from California State University at Los Angeles. Richard Overdorff, Director.

Mr. Overdorff, 59, brings a broad base of experience in multiple disciplines for application to corporate planning and operations. His business career includes corporate management with an international airline, serving as a Management Consultant to blue chip corporations with Golightly & Co International of New York City, and the management of a Financial Services practice providing investment services to individuals and closely held businesses. A 1967 MBA graduate in Marketing and Finance from Penn State University, he earned the designation of Certified Financial Planner in 1984, is licensed as a Securities Principal, an Insurance Broker and a California Real Estate Broker. For the past fourteen years, Mr. Overdorff has been an Independent Registered Representative with TransAm Financial Group, Inc. He is a member of the Financial Planning Association, on the Board of the Orange County Financial Society and a Board Member of the Irvine Valley College Foundation Board of Governors.

                    SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of JustWebIt's common stock as of August 1, 2001 (34,876,394 issued and outstanding) by (i) all stockholders known to JustWebIt to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of JustWebIt as a group:

Title of   Name and Address                  Amount of       Percent of
Class      of Beneficial Owner(1)            Beneficial         Class
                                             Ownership

Common
Stock      Marcine Aniz Uhler                8,000,000 (2)      22.94%
           3900 Birch St., Suite 113
           Newport Beach, California 92660

Common
Stock      Richard Nuthmann                  3,500,000 (3)      10.04%
           294 South Seneca Circle
           Anaheim, California  92805

Common
Stock      Jon R. Marple & Suzanne N. Marple 3,396,644           9.74%
           9 Mesa Lane
           Colorado Springs, Colorado 80906

Common
Stock      Marc R. Tow                       3,000,000           8.60%
           3900 Birch St., Suite 113
           Newport Beach, California 92660

Common
Stock      Heather Dayton                    2,000,000           5.73%
           1661 Portage Avenue, Room 601
           Winnipeg, Manitoba R3J 3T7

Common
Stock      Jon H. Marple & Mary E. Blake     1,949,408           5.59%
           3419 Via Lido, Suite 619
           Newport Beach, California  92663

Common
Stock      Richard Overdorff                   300,000 (4)       0.86%
           930 South State Street, Suite 10
           Orem, Utah 84097

Common
Stock      Gary Borglund                             0           0.00%
           930 South State Street, Suite 10
           Orem, Utah  84097

Common
Stock      Gary Fox                                  0 (5)       0.00%
           930 South State Street, Suite 10
           Orem, Utah 84097

Common
Stock      Shares of all directors and        300,000            0.86%
           executive officers as a group
          (3 persons)

(1) Except as otherwise noted below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. None of these security holders has the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

(2)  6,000,000 of this total is held in the name of Pelham
Associates, Inc., of which Ms. Uhler is the president and a director.

(3)  500,000 of this total is held in the name of the David
Andrew Trust, of which Mr. Nuthmann is the trustee.

(4) These shares are held in the name of Ken Blomhofer, who resides in Mr. Overdorff's household

(5) 300,000 shares are held by the sister of Mr. Fox; he disclaims any ownership or control of these shares.

                       DESCRIPTION OF SECURITIES

Securities.

Common Stock.

The securities being offered are shares of common stock. The authorized capital of JustWebIt consists of 100,000,000 shares of common stock, $0.001 par value per share. The holders of common stock shall:

have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of JustWebIt;

are entitled to share ratably in all of the assets of JustWebIt available for distribution upon winding up of the affairs of JustWebIt; and

are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

The shares of common stock do not have any of the following rights:

special voting rights;

preference as to dividends or interest;

preemptive rights to purchase in new issues of Shares;

preference upon liquidation; or

any other special rights or preferences.

In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. As of August 1, 2001, JustWebIt had 34,576,394 shares of common stock issued and outstanding.

Preferred Stock.

The authorized capital stock of JustWebIt also consists of 15,000,000 preferred shares, $0.001 par value per share.
Currently,  There are no preferred shares issued and outstanding.

Non-Cumulative Voting.

The holders of shares of common stock of JustWebIt do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of JustWebIt's directors.

Dividends.

JustWebIt does not currently intend to pay cash dividends.

JustWebIt's proposed dividend policy is to make distributions of its revenues to its stockholders when JustWebIt's board of directors deems such distributions appropriate. Because JustWebIt does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of JustWebIt. A distribution of revenues will be made only when, in the judgment of JustWebIt's board of directors, it is in the best interest of JustWebIt's stockholders to do so.

Transfer Agent.

JustWebIt has engaged the services of Atlas Stock Transfer
Company, 5899 South Slate Street, Salt Lake City, Utah 84107, to act as transfer agent and registrar.

                INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of JustWebIt.

Brian F. Faulkner, A Professional Law Corporation, counsel for the company named in this registration statement as giving an opinion on the validity of the securities, has received 500,000 shares of common stock pursuant to JustWebIt's Non-Employee Directors and Consultants Retainer Stock Plan under a Form S-8 in exchange for legal services previously rendered, and to be rendered in the future, to the company. These legal services consist of advice and preparation work in connection with reports of the company filed under the Securities Exchange Act of 1934, and other general corporate and securities work for JustWebIt.

               DISCLOSURE OF COMMISSION POSITION ON
          INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Articles of Incorporation.

There are no provisions in the Articles of Incorporation regarding liability or indemnification of directors and officers of JustWebIt.

Bylaws.

The bylaws of JustWebIt provide that any person who is a legal representative, or officer or director of the company is to be indemnified and held harmless against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by JustWebIt as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by JustWebIt.

The board of directors may cause JustWebIt to purchase and maintain insurance on behalf of any person who is or who was a director or officer of JustWebIt, or is or was serving at the request of JustWebIt as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not JustWebIt would have the power to indemnify such person.

Nevada Laws.

Nevada Revised Statutes 78.7502, 751, and 752 have similar provisions which provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by the corporation against expenses, including attorney's fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had not reasonable cause to any action, suit or proceeding, had not reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by a corporation, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

By the stockholders;

By the board of directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Undertaking.

JustWebIt undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange
Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                    ORGANIZATION WITHIN LAST FIVE YEARS

The names of the officers and directors are disclosed elsewhere in this Form SB-2. None of these individuals, as promoters, have received anything of value from JustWebIt.

                        DESCRIPTION OF BUSINESS

Business Development.

The Company was incorporated on July 24, 1984, in Nevada as Diversified Ventures, Ltd. On March 27, 1987, the name was changed to M.V.I.D. International Corporation. On April 6, 1994, the name was changed to Micro-Lite Television. Prior to March 14, 1994, the Company sold an automobile anti-theft protection system to customers through an arrangement with dealerships, principally in New Jersey. On March 16, 1994, the Company acquired the assets and liabilities of Marrco Communications, Inc. ("Marrco"). The former President of the Company assumed the prior business operations. Marrco was founded on December 12, 1991, for purposes of accumulating Wireless Cable Rights in domestic markets.

On March 14, 1994, in accordance with the terms of a certain Purchase Agreement dated as of March 14, 1994, by and between JustWebIt and Marrco, 6,500,000 shares of JustWebIt's common stock were issued to Marrco or its nominees in consideration of Marrco's sale, assignment and transfer to JustWebIt of all rights, title and interest of Marrco in and to all inventory, contract rights, license rights, accounts, furniture, equipment, goods, documents, instruments, money, marketable securities and all intangible assets of every kind and description of Marrco, without exception, subject to the assumption by JustWebIt of all debts and liabilities of Marrco. Pursuant to the agreement, the business of JustWebIt that existed on March 13, 1994, was distributed to Monroe Arndt, the President and a director of JustWebIt, prior to his resignation on March 14, 1994.

On October 25, 1996, the name of JustWebIt was changed to
Superior Wireless Communications, Inc. and each of the 6,004,836 shares of then issued and outstanding common stock of JustWebIt were exchanged for one share of preferred stock designated as Class A Convertible Cumulative Preferred Stock ("Class A Preferred Stock"), par value of $.001 per share. The Class A Preferred Stock carries a ten percent (10%) dividend, which may be paid in common stock, and is convertible into common stock of JustWebIt as of
October 25, 1998 ("Conversion Date").   Under the terms of the
Class A Preferred Stock, all shares outstanding as of October 16, 1998, automatically converted into common stock at a rate of five shares of common stock for every one share of Class A Preferred Stock. This resulted in the automatic conversion of 6,541,416 shares of Class A Preferred Stock into 32,707,080 shares of common stock. Simultaneously with the reverse stock split described below, the holders of an additional 3,767,501 shares of Class A Preferred Stock that were issued after October 16, 1998, converted their shares at the same rate of five shares of common stock for every one share of Class A Preferred Stock.

Effective August 18, 1999, JustWebIt effectuated a reverse 1 for 20 stock split of the Common Stock. In connection with the reverse stock split, all previously outstanding shares of Class A Preferred Stock were converted into shares of Common Stock.

Effective May 30, 2000, JustWebIt effectuated a two-for-one stock split. In connection with the stock split, JustWebIt approved a corresponding increase in the authorized number of shares. As a result of the two for one stock split and corresponding increase in the authorized number of shares, effective at the close of business on May 26, 2000, the total number of shares issued and outstanding and the authorized number of shares increased by 100% (from 5,762,654 to 11,525,308, and from 50,000,000 to 100,000,000, respectively).
Business of JustWebIt.

JustWebIt offers small to mid-sized businesses an end-to-end solution that addresses the challenges associated with implementing a successful e-commerce strategy. JustWebIt offers any business access to its free e-commerce web site builder and sells a comprehensive suite of products and services designed to assist
businesses create a successful online presence.   As of December
31, 2000, JustWebIt hosted in excess of 26,000 web sites.

Industry Background.

The Internet has grown in less than a decade from a limited research tool into a global network consisting of millions of computers and users. The Internet is an increasingly significant medium for communication, information and commerce. International Data Corporation, or IDC, estimates that at the end of 1998 there were over 62 million web users in the United States and over 142 million web users worldwide and that by the end of 2003 the number of web users will increase to 177 million in the United States and to over 502 million worldwide.

The rapid growth of the Internet has given businesses, merchants and shoppers the opportunity to conduct an increasing amount of commerce online. JustWebIt believes that e-commerce offers numerous advantages to businesses, merchants and shoppers. Shoppers receive increased selection, competitive prices and the convenience of being able to shop on the Internet 24 hours a day, 7 days a week from the location of their choice. The Internet enables merchants to reach a global audience and operate with limited infrastructure, reduced overhead and greater economies of scale. Merchants can customize web site content to match the needs and preferences of individual shoppers by transparently personalizing content for each shopper. By facilitating access to information, the Internet enables merchants to give customers more detailed product information while affording merchants the opportunity to obtain detailed information about the purchasers of their products. In addition, online merchants can reduce selling costs by reducing or eliminating investments in physical retail locations and automating much of the interaction with their customers. These advantages are resulting in a dramatic increase in the amount of commerce conducted over the Internet and the number of businesses and merchants advertising and selling goods and services online. According to IDC, worldwide transactions on the Internet are expected to increase from approximately $111 billion in 1999 to approximately $1.3 trillion in 2003, with the total number of users who purchase products and services online increasing from approximately 48 million to approximately 182 million worldwide during the same period.

Challenges to Conducting Commerce over the Internet

Businesses and merchants increasingly are determining that they need an online presence to take advantage of the rapid growth and benefits of e-commerce. To conduct commerce online effectively and efficiently, however, businesses and merchants must address a number of challenges:

Web Site Planning and Storefront Design.

Businesses and merchants must design and implement the look and feel of their online stores and custom web sites in a way that provides a rich, easy-to-use and generally satisfying end-user experience that fosters buying and repeat visits. Storefront design must promote the merchants' brands, identities and product information through the use of graphics, images and text content.

Visibility and Customer Acquisition.

Merchants need to effectively communicate with their targeted online audience to maximize the number of visits to, and purchases from, their web sites. Both online merchants seeking to establish a brand and traditional merchants with established brands need to create visibility online and to distinguish themselves from the significant number of competitors selling products and services on the Internet. Achieving widespread brand recognition and customer loyalty in a crowded market where consumers are inundated with Internet-related advertising requires a comprehensive and focused marketing strategy to reach the desired audience. These efforts require a broad range of both online and traditional techniques ranging from banner and hyperlink advertisements or e-mail communications to traditional methods, such as direct mail. In order to attract the highest number of desired online shoppers, merchants need to employ creative marketing solutions that position their products and services more effectively than those of their many competitors.

Transaction Processing.

Businesses and merchants must implement solutions that enable them to efficiently and effectively process orders once they are placed. Online transaction processing is complex and involves a number of elements including secure, dependable, automated real-time payment authorization, calculation of tax and shipping charges, order tracking and customer service.
Online orders for physical goods must be transmitted to fulfillment centers, distributors or merchant-owned distribution centers for shipment of the goods. In light of these challenges, businesses and merchants who choose to internally develop and maintain an e-commerce presence must invest a significant amount of capital and technical resources. E-commerce technology evolves rapidly, necessitating timely implementation and upgrades. The lengthy and often cost-prohibitive nature of in-house development and maintenance has caused an increasing number of businesses and merchants to outsource some or all of their e-commerce capability development to third-party service providers. Outsourced solutions offer convenience and savings but most service providers specialize in specific, limited aspects of an Internet merchant's business. Merchants who outsource their e-commerce capability development typically must devote significant technical expertise and other resources to coordinate multiple vendors and integrate the various components.

As e-commerce solutions evolve and online businesses and merchants proliferate, need and demand increase for outsourced e-commerce solutions that seamlessly integrate every aspect of an online business from storefront development to marketing services, transaction processing and fulfillment.

The JustWebit.com Solution

JustWebIt offers an end-to-end user-friendly e-commerce web site builder that can be accessed by any business desiring to sell products online. JustWebIt provides a comprehensive package of products and services designed to assist small to mid-sized businesses and merchants to create, support and grow an efficient, scaleable and reliable online presence. Our marketing services use both traditional and online methods to bring businesses, merchants and shoppers together, while our other e-commerce products and services enable businesses and merchants to develop and complete online transactions. Our e-commerce platform includes custom application and online store development and design, hosting and maintenance, fraud prevention and payment processing.

Key benefits of our solution include:

End-To-End Integrated Solution.

JustWebIt provides businesses and merchants with the essential tools they need to conduct commerce online. We offer businesses and merchants a comprehensive host of e-commerce products, marketing tools, support and services to assist them to successfully conduct online commerce.

Quick Time To Market.

The pace of change and the rate of growth of the Internet require greater speed in implementation of e-commerce solutions. JustWebIt e-commerce web site builder enables our customers to build a new e-commerce web site or add e-commerce and shopping cart functions to an existing web site in a matter of hours.

Immediate And Long-Term Savings.

JustWebIt's strategy is to enable businesses and merchants build their own e-commerce web site thereby generating a large savings to the customer. Further JustWebIt does not charge a monthly hosting fee to clients without a registered domain name. This allows the customer the opportunity to invest those savings into marketing or other cost-effective tools that JustWebIt offers for sale to its customers.

Comprehensive Technology Platform.

JustWebIt provides a flexible technology platform from which can be implemented into existing web sites or can be used to build an e-commerce web site from scratch. JustWebIt's platform is a combination of third-party technologies and technologies that have been developed internally. JustWebIt also has serving and hosting capabilities that enable our clients to outsource the storage and transmission functions of their e-commerce operations. This technology provides merchants a high level of reliability, 24 hours a day, 7 days a week. Using data centers with redundant servers, continuous monitoring and high speed Internet connections, JustWebIt provides clients with the performance they require for uninterrupted e-commerce operations.

Strategy.

JustWebIt's goal is to be a leading company in e-commerce solutions for small to mid-sized businesses and merchants. The following strategies will be used to achieve this goal:

Enhance And Extend Our E-Commerce Enabling Products And Services.

JustWebIt intends to continue to add new features to our web site and to continually enhance the current e-commerce enabling solutions offered by JustWebIt. JustWebIt believes that, for little incremental cost, we can easily integrate into our package of products new features that will contribute additional revenues from lead generation, advertising, upselling merchant services and cross promotion.

Creation Of A Justwebit.Com Marketplace And Mall.

JustWebIt is currently developing a marketplace for a broader exposure to its customers and merchants. JustWebIt plans on marketing and promoting the marketplace in order to promote a high volume of shopper traffic to increase the number of quality customer leads generated for listed merchants.

Promotion Of Brand Name Visibility.

JustWebIt will continue to promote the JustWebit.com name as the best way for small to mid-sized businesses and merchants to conduct commerce on the Internet. To accelerate the acceptance and penetration of the JustWebit.com name among businesses, merchants and shoppers, JustWebIt will continue to advertise through both online and traditional channels such as magazines, radio and newspapers. Online efforts include placing banner and other hyperlink advertisements on portal and other destination web sites. To reach a mass audience, JustWebIt plans on commencing a national advertising campaign in traditional media. The JustWebit.com name will also be promoted through trade publication advertisements, direct mail and promotional activities, trade shows and media events.

Pursue Acquisitions and Strategic Business Relationships.

JustWebIt intends to make acquisitions and enter into business relationships that enhance the effectiveness of its products and services and the quality of its online presence. The focus of these acquisitions and strategic relationships will be to provide JustWebIt access to improved technology, new domestic and international markets and prospective clients. Additionally, JustWebIt is pursuing strategic relationships that will enable JustWebIt to maximize its revenues from its existing and future customer bases.

International Expansion.

JustWebIt is looking toward expanding its customer base to well beyond the United States market. A Spanish version of the JustWebit.com web site and technology is currently available and is JustWebIt is projecting to expand and begin marketing this site during the next fiscal year. This will enable JustWebIt to tap into the growing Spanish speaking audience on the Internet. JustWebIt will expand its international by entering into strategic alliances with foreign businesses. Additionally, JustWebIt plans on expanding by registering its web site on international search engines, seeking out relationships with foreign portal web sites and by developing other foreign-language user interfaces.

Products And Services.

Merchant Services

JustWebIt offers businesses and merchants a wide variety of enabling products and services, including:

Secure Payment And Order Processing.

Through a third-party merchant account, JustWebIt offers its customers online payment ability. This is done via JustWebIt online payment and order processing software and services. This software assists merchant clients with credit card authorization, address verification, automated tax and shipping calculations, order tracking and customer service. The payment processing system currently interacts with several credit card processors. For security, advanced encryption methods are utilized. To exchange information with merchants and shoppers, JustWebIt's network servers use software that complies with the Secure Sockets Layer specification, the predominant method for managing the security of transmissions over a network.

Fraud Prevention.

JustWebIt's fraud prevention services use artificial intelligence programs, a database of historical transactions and validation by an authorized financial institution to confirm shoppers' identities and to assess their credit status..

E-Commerce Hosting and Maintenance.

JustWebIt provides services to operate and maintain online stores on behalf of our listed merchants. We use data centers with redundant servers, 24-hour monitoring and support and high-speed Internet connections to provide customers with continuous e-commerce operations.

Custom Application and Online Store Development.

JustWebIt provides businesses and merchants with access to its e-commerce web site builder free of charge. For additional charges, JustWebIt offers custom design and technical development services for customer's web sites and online stores.

Marketing Services.

JustWebIt also offers a host of marketing services available to its customers. These marketing services are designed to enable merchants to enhance their visibility on the Internet, facilitate customer acquisition and retention, and increase sales.

The various merchant services can be purchased as a package or individually, which allows businesses and merchants to tailor their service package to their particular needs. Fee arrangements are based on the specific service purchased and may be computed on a project basis, a monthly fee basis, a per transaction basis or a combination thereof.

Current Status.

On February 16, 2001, JustWebIt entered into an Exclusive
Product License and Distribution agreement with Pelham Associates, Inc. The Agreement grants to JustWebIt the exclusive license to software and documentation known as Domain Name Registration SDK and Branding Kit. JustWebIt believes that the license granted under this Agreement will allow for custom vertical market offerings thereby increasing JustWebIt's revenue generating potential.

Employees

As of August 1, 2000, JustWebIt and its subsidiary had a total of 4 employees. JustWebIt has no collective bargaining agreements covering any of its employees, has not experienced any material labor disruption and is unaware of any efforts or plans to organize its employees. JustWebIt considers relations with its employees to be good.

                     MANAGEMENT'S DISCUSSION AND
                   ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS

The following Management Discussion and Analysis should be read in conjunction with the financial statements and accompanying notes included in this Form 10-KSB.

Results of Operations.

Fiscal Year Ended December 31, 2000

Revenues

As part of its redirection of JustWebIt's focus line of business, all wireless cable channel rights and transmission equipment related thereto were sold to a related party in 1999. JustWebIt recognized $308,092 in revenues as a result of these sales. JustWebIt also recognized $194,000 in income from collections on a note receivable that had previously been written-off. During the 1999 fiscal year, JustWebIt reported income of approximately $12,000 from forgiveness of debt and approximately $60,000 in income from gains on extinguishing debt.

With the acquisition of the Media Rage subsidiary and the launching of the JustWebit.com web site, JustWebIt began reporting revenues from operations in August of 1999. With this development, JustWebIt is no longer considered a development stage enterprise. JustWebIt reported operating revenues of $98,923 for the fiscal year ended December 31, 1999.

For the year ended December 31, 2000, JustWebIt reported total operating revenues of $556,944. Of these revenues, $246,875 were received through a contract from a related party. JustWebIt also recognized $18,130 in income from forgiveness of indebtedness.

Selling, General and Administrative Expenses

JustWebIt incurred total selling, general and administrative expenses ("SG&A") of $2,069,045 for the year ended December 31, 2000 as compared to $642,611 for the fiscal year ended
December 31, 1999.  This represented an increase of approximately
322% in SG&A expenses. The increase represented a full year's operations for 2000 as opposed to a partial year's operations in 1999.

Depreciation and Amortization

Depreciation and amortization for the year ended December 31, 2000 was equal to $15,116. This is substantially higher than the depreciation and amortization of $8,653 expensed in the year ended December 31, 1999. JustWebIt's expansion in 2000 resulted in the purchase of additional fixed assets which increased the current period's depreciation expense.

Interest Expense

JustWebIt incurred Interest and bank charges (net of interest income) of $47,845 in the fiscal year ended December 31, 2000, compared with such charges of $142,121 in the year ended December
31, 1999.

In December of 1999 JustWebIt received a note in the amount of $250,000 from Newport Federal Financial. This note carries an interest rate of 12% and was due and payable on January 2, 2001. This note is currently in default, however, Newport has verbally agreed not to pursue collection of the note until July of 2001. JustWebIt is currently awaiting a written notice of extension from Newport.

Net Loss

JustWebIt recorded a net loss of $1,653,179 for the fiscal year ended December 31, 2000, as compared to a net loss of $340,102 for the fiscal year ended December 31, 1999.

Three Months Ended June 30, 2001.

Revenues.

The Registrant reported $42,302 in gross income for the quarter ended June 30, 2001. This represents a 76% decrease from the quarter ended June 30, 2000 which generated revenues of $174,761. The decrease in revenues was a result of staff reductions and halting of any marketing efforts until the Registrant fully implements the new technologies and strategies for its anticipated future growth

Selling, General and Administrative Expenses.

The current quarter's loss was primarily attributable to attributable to selling, general and administrative expenses of which advertising and marketing, salaries and professional services made up the largest portion. Salaries and benefits for the quarter ended June 30, 2001 totaled $36,426, which represented 24% of total SG&A costs of $150,122. Salaries and benefits in the same quarter in the previous year were $292,807, or 45% of total SG&A costs of $644,890. Professional fees and outside services in the current quarter totaled $66,970, or 45% of SG&A costs. Professional fees of $136,720 (21% of SG&A costs) were incurred in the quarter ended June 30, 2000.

The dramatic decrease in expenditures was as a result of staff reductions and a redirection of the Registrant's efforts. The Registrant is currently redirecting its efforts towards delivering products and services that will immediately increase revenues, as opposed to the previous strategy of giving away services in hopes of later selling upgrades.

Depreciation and Amortization.

Depreciation and amortization for the three months ended June
30, 2001 was $1,299. This is lower than the depreciation and amortization of $3,899 expensed in the three months ended June 30, 2000.

Interest Expense.

The Registrant incurred interest expense charges (net of interest income) of $16,738 in the three months ended June 30, 2001, compared with charges of $9,580 in the three months ended June 30, 2000. Nearly all of the current quarter's interest expense is in the accrual on the amount owed to Newport Federal Financial, which is accruing at the rate of 24% per annum (the default rate under the note).

Income Tax Benefit.

For the three months ended June 30, 2001, the Registrant had available net operating loss carryforwards of approximately $4.8 million which may provide future tax benefits expiring beginning in June of 2006; this compares with net operating loss carryforwards of approximately $4.7 million in the previous year's period.
Nearly all of this net operating loss carryforward is limited for use by the Registrant by Internal Revenue Code Section 381. The Registrant has not recognized any of this tax benefit as an asset due to the uncertainty of future income.

Net Loss.

The Registrant reported a net loss of $131,025 for the three months ended June 30, 2001. This is compared to a net loss of
$539,419 for the three months ended June 30, 2000.   The current
loss is 76% less than the loss from the same quarter a year ago.

Six Months Ended June 30, 2001.

Revenues.

The Registrant reported $90,610 in gross income for the six months ended June 30, 2001. This represents a 69% decrease from the six month period ended June 30, 2000 which generated revenues of $288,691. The decrease in revenues was a result of staff reductions and halting of any marketing efforts until the Registrant fully implements the new technologies and strategies for its anticipated future growth

Selling, General and Administrative Expenses.

This six month period's loss was primarily attributable to attributable to selling, general and administrative expenses of which advertising and marketing, salaries and professional services made up the largest portion. Salaries and benefits for the six month period ended June 30, 2001 totaled $84,753, which represented 32% of total SG&A costs of $264,932. Salaries and benefits in the same period in the previous year were $469,382, or 40% of total SG&A costs of $1,166,163. Professional fees and outside services in this six month period totaled $99,953, or 38% of SG&A costs. Professional fees and outside services of $307,742 (26% of SG&A costs) were incurred in the six months ended June 30, 2000.

Depreciation and Amortization.

Depreciation and amortization for the six months ended June
30, 2001 was $2,598. This is lower than the depreciation and amortization of $6,772 expensed in the six months ended June 30, 2000.

Interest Expense.

The Registrant incurred interest expense charges (net of interest income) of $34,421 in the six months ended June 30, 2001, compared with charges of $17,935 in the six months ended June 30, 2000. Nearly all of the current period's interest expense is in the accrual on the amount owed to Newport Federal Financial, which is accruing at the rate of 24% per annum (the default rate under the note).

Net Loss.

The Registrant reported a net loss of $237,995 for the six
months ended June 30, 2001.  This is compared to a net loss of
$914,928 for the six months ended June 30, 2000.   The current loss
is 74% less than the loss from the same period a year ago.

Liquidity and Capital Resources.

December 31, 2000

JustWebIt had a working capital deficit of $622,397 as of December 31, 2000. JustWebIt has continued to raise capital through various private placement offerings of its stock.
JustWebIt believes that future equity sales or other financings can be achieved to adequately finance its growth.

June 30, 2001

As of June 30, 2001, the Registrant has total current assets of $307,999 and total current liabilities of $645,306, resulting in
net working capital deficit of $337,307.   Approximately 41% of
total current liabilities, or $261,703, represent convertible debentures payable to shareholders. Of the current assets, $304,000 represents prepaid expenses under various consulting agreements for which the Registrant has issued free-trading common stock. The Registrant is currently in negotiations for additional capital to finance its future growth plans.

Certain Indebtedness.

Newport Federal Financial.

In December of 1999, the Registrant entered into a Note
Agreement with Newport Federal Financial ("Newport"). Newport loaned the Registrant $250,000 under the Note Agreement at a rate of 12%. This note was due and payable on January 3, 2001. The Registrant failed to make the payment in a timely fashion. The default interest rate under the note of 24% per annum is now in effect. The Registrant is in discussions with Newport as to a restructuring of the Note.

Jon Richard Marple and Jon H. Marple.

On February 5, 2001, JustWebIt converted all amounts owed to Jon Richard Marple, then the Company's chairman and president, and to Jon H. Marple, his father, into convertible debentures. These amounts were equal to $149,874 and $110,075, respectively. The terms of these debentures delayed any interest from accruing until May 31, 2001. At this time the interest rate is 8%. At any time from May 31, 2001 until the debentures are paid in full, the holders may convert any portion of the outstanding balance, including accrued interest, at a rate equal to 80% of the average closing bid price for the five days prior to the conversion date.

Income Tax Matters.

JustWebIt has had no material state or Federal income tax since its inception. For the fiscal year ending December 31, 2000, JustWebIt had net operating loss carryforwards of $2,889,615 as compared with $2,141,662 for the previous fiscal year. At December 31, 2000, the Company had approximately $6,300,000 available in net operating loss carryforwards for income tax purposes. These carryforwards expire in 2006 through 2014.

Internal Revenue Code Section 381 limits the amount of loss carry-
Forwards that a company can use to offset future income upon the occurrence of certain changes in ownership. As a result of the purchase of Marrco and the subsequent issuance of shares of JustWebIt's common stock, JustWebIt has undergone more than a 50% change in ownership and will therefore be limited in its utilization of its tax loss carryforwards. About $1 million of the net operating loss carryforward is subject to this limitation.

Inflation.

JustWebIt's management does not believe that inflation has had or is likely to have any significant impact on JustWebIt's operations. Management believes that JustWebIt will be able to increase subscriber rates after its wireless systems are launched, if necessary, to keep pace with inflationary increases in costs.

Other.

JustWebIt does not provide post-retirement or post-employment benefits requiring charges under Statements of Financial Accounting Standards Nos. 106 and 112.

Forward Looking Statements.

The foregoing Management's Discussion and Analysis contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, including statements regarding, among other items, JustWebIt's business strategies, continued growth in JustWebIt's markets, projections, and anticipated trends in JustWebIt's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on JustWebIt's expectations and are subject to a number of risks and uncertainties, certain of which are beyond JustWebIt's control. JustWebIt cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for JustWebIt's products, competitive pricing pressures, changes in the market price of ingredients used in JustWebIt's products and the level of expenses incurred in JustWebIt's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. JustWebIt disclaims any intent or obligation to update "forward looking statements."

                      DESCRIPTION OF PROPERTY

JustWebIt currently rents approximately 750 square feet of office space for its operating offices in Orem, Utah. The monthly rent on this space is currently $1,250 per month and the lease runs through November of 2002. JustWebIt considers these offices to be adequate and suitable for its current needs. As of December 31, 2000, JustWebIt had approximately $50,000 worth office equipment and furniture at this location.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have not been any transaction that have occurred between JustWebIt and its officers, directors, and five percent or greater shareholders, except as follows:

From 1994 through 1998, JustWebIt borrowed funds from certain formers officers, directors and related parties to finance the cost of its ongoing operations. All such loans accrued interest at 12 percent per annum. Mr. Freeman, a former director of JustWebIt, loaned a total principal amount of $101,000, which had accrued interest approximately in the amount of $40,008 as of July 31, 1999. JustWebIt has also borrowed $558,226 from 720 Wireless, Inc., a Nevada corporation, which had accrued interest in the amount of $173,222, as of July 31, 1999 (Jon H. Marple, a former director, is also the sole shareholder of 720 Wireless, Inc. In addition, Jon R. Marple has advanced $68,748 to pay for certain expenses, which had accrued approximately $19,462 of interest as of July 31, 1999. All such amounts owed to JustWebIt's directors, officer and principal shareholders were converted into 1,545,847 shares of Class A Preferred Stock as of July, 1999.

During the year ended December 31, 1998, JustWebIt issued
36,000 shares to three non-employee directors for directors fees (value of services $2,500);

During the year ended December 31, 1999, JustWebIt issued
10,000 shares to two directors for directors' fees valued at $3,000

From July 1997 to December 2000 JustWebIt rented approximately
300 square feet of office space from Jon R. Marple. JustWebIt accrued rent at $500.

During the year ended December 31, 2000, JustWebIt issued 150,000 shares to a board member for consulting services valued at $6,000, 200,000 shares to J.R. Marple in lieu of compensation of $8,000, and 50,000 shares to one board member for directors fees valued at $2,000.

In 2000, JustWebIt borrowed additional funds from Jon R. Marple, the son, and Jon H. Marple, the father. These amounts totaled approximately $220,000 and have been accruing interest at a rate of 12% until January 31, 2001. In February 2001, these amounts totaling $149,874 owed to Jon R. Marple and $110,075 owed to Jon H. Marple were converted into convertible debentures bearing an interest rate of 8%. The terms of the convertible debentures are such that they are convertible at the option of the holder into common stock of JustWebIt at a twenty percent discount to market if they are not paid in full by May 31, 2001. Interest does not begin to accrue on the notes until after May 31, 2001.

JustWebIt entered into an agreement with IJNT International, Inc. (later known as Universal Broadband Networks, Inc. or "UBNT"), to provide certain services to UBNT in exchange for freely trading common stock in UBNT. JustWebIt received 25,000 shares of UBNT common stock valued at $246,875 in order to direct business to the UBNT domain name registration platform and conduct certain advertising and marketing efforts for UBNT. JustWebIt also agreed to allow UBNT to solicit JustWebIt's customers for purposes of selling Internet access and custom web design. JustWebIt recognized the full $246,875 as income in 2000 as its obligation to UBNT expired with the UBNT filing for bankruptcy protection and ceasing business. The company is controlled by Jon H. Marple.

In January 2001, JustWebIt issued a total of 300,000 shares of common stock to the three then existing directors of the company for services valued at $3,000.

Certain of the officers and directors of JustWebIt are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between JustWebIt and its officers and directors. JustWebIt will attempt to resolve such conflicts of interest in favor of JustWebIt. The officers and directors of JustWebIt are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling JustWebIt's affairs. A shareholder may be able to institute legal action on behalf of JustWebIt or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to JustWebIt.

                   MARKET FOR COMMON EQUITY AND
                   RELATED STOCKHOLDER MATTERS

Market Information.

JustWebIt's common stock began trades on the Over the Counter Bulletin Board under the symbol "JWIT". The range of closing prices shown below is as reported by this market. The prices reflected below have adjusted for the conversion of the Preferred Series A Stock into common stock and a reverse stock split that was made effective on August 18, 1999 and the forward stock split that was effective as of May 30, 2000. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ending on December 31, 2001

                                                 High      Low

Quarter Ended June 30, 2001                      0.07      0.03
Quarter Ended March 31, 2001                     0.19      0.03

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended on December 31, 2000

                                                 High      Low

Quarter Ended December 31, 2000                  0.28      0.04
Quarter Ended September 30, 2000                 0.94      0.28
Quarter Ended June 30, 2000                      3.62      1.87
Quarter Ended March 31, 2000                     3.00      2.25

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ending on December 31, 1999

                                                 High      Low

Quarter Ended December 31, 1999                  3.75      0.37
Quarter Ended September 30, 1999                 0.56      0.18
Quarter Ended June 30, 1999                      0.25      0.18
Quarter Ended March 31, 1999 *                   0.05      0.03

*  JustWebIt's shares only traded on two days during this quarter
Holders of Common Equity.

As of August 1, 2001, there were approximately 670 shareholders of record of JustWebIt's common stock.

Dividend Information.

JustWebIt has not declared or paid a cash dividend to stockholders since it became a "C" corporation. The Board of Directors presently intends to retain any earnings to finance
Registrant operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon JustWebIt's earnings, capital requirements and other factors.

                            EXECUTIVE COMPENSATION

Since the current directors and officers of JustWebIt recently joined the company in 2001, and all previous officers and directors have resigned, there is no executive compensation to disclose for the current officer and directors. The following table sets forth certain information relating to the compensation paid by JustWebIt during the last three fiscal years to JustWebIt's Chief Executive Officer. No other executive officer of JustWebIt received total salary and bonus in excess of $100,000 during the fiscal year ended December 31, 2000 and prior.


                    Summary Compensation Table

                     Annual compensation              Long-term
                                                     compensation
                                           Awards          Payouts
                                    Other           Securi           All
                                    Annual          ties             other
Name and                            compen Restrict under            compen
Principal   Year   Salary   Bonus   sation  stock   lying   LTIP     sation
Position                                    award   options payouts
                                                    SARs
                     ($)     ($)     ($)     ($)     (#)       ($)     ($)
    (a)      (b)     (c)     (d)     (e)     (f)     (g)       (h)     (i)

Jon R.      2000   $84,000(1) 0    $6,000(2)  0       0         0       0
Marple,     1999   $72,000(3) 0    $6,000     0       0         0       0
Presid./    1998   $72,000(4) 0    $3,000     0       0         0       0

(1) Includes $44,000 of salary accrued and not paid as of December 31, 2000.

(2) Represents charges for rent of home office space that was the principal office of JustWebIt. This entire amount was accrued and unpaid as of December 31, 2000.

(3)  Includes $42,000 of  salary that was accrued and not paid.
This compensation and all other amounts owed to Mr. Marple were converted into shares of Class A Preferred Stock in July, 1999.

(4) Represents accrued salary that was accrued and not paid. This compensation and all other amounts owed to Mr. Marple were converted into shares of Class A Preferred Stock in July, 1999.
Directors of JustWebIt who are also employees do not receive cash compensation for their services as directors or members of the committees of the Board of Directors. All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the Board of Directors or management committees.

Employment Contract.

JustWebIt has not entered into any written employment agreement with its former or current directors or officers.

Other Compensation.

(a) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of JustWebIt in the event of retirement at normal retirement date as there was no existing plan as of December 31, 2000 provided for or contributed to by JustWebIt.

(b) No remuneration is proposed to be paid in the future directly or indirectly by JustWebIt to any officer or director since there no existing plan as of December 31, 2000 which provides for such payment. However, in March 2001 JustWebIt adopted an Employee Stock Incentive Plan and a Non-Employee Directors and Consultants Retainer Stock Plan.

                         FINANCIAL STATEMENTS

                          JUSTWEBIT.COM, INC.
                       CONSOLIDATED BALANCE SHEET
                              (Unaudited)

                                ASSETS

                                                               June 30, 2001

Current Assets:
Cash                                                           $   3,999
Prepaid Expenses                                                 304,000
Total Current Assets                                             307,999

Property, Plant & Equipment                                       19,476

Other Assets:
Domain Name Rights                                                50,000
Software Distribution Rights                                     250,000
Deposits                                                             402
                                                                 300,402

TOTAL ASSETS                                                   $ 627,877

                    LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Expenses                             72,193
Note Payable                                                     311,410
Payable - Related Parties                                        261,703
Total Current Liabilities                                        645,306

Long-Term Debt                                                         0
Total Liabilities                                                645,306

Shareholders' Equity:
Common Stock, $.001 par value;
authorized 100,000,000 shares;
issued and outstanding 34,876,394                                 34,876
Additional Paid-in Capital                                     6,576,921
Retained Earnings (Deficit)                                   (6,629,226)
Total Shareholders' Equity                                       (17,429)

TOTAL LIABILITES & EQUITY                                        627,877

See accompanying notes to consolidated financial statements

                             JUSTWEBIT.COM, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                      Three Months   Three Months   Six Months   Six Months
                          Ended         Ended        Ended        Ended
                      June 30 2000   June 30 2001   June 30 2000  June 30 2001

Revenues               $  174,761          42,302        288,691       90,610
Cost of Sales              54,354           6,467         81,726       21,820
Gross Profit              120,407          35,835        206,965       68,790

Forgiveness of Debt
Income                          0               0              0       21,097
Loss on Disposition             0               0              0      (28,579)
Gain/Loss on
Securities Sales           (5,356)              0         61,608            0
Other Income                    0               0            597          250

General & Administrative
Expenses                  211,464          45,427        382,267       77,628
Outside and Professional
Services                  136,720          66,970        307,742       99,953
Depreciation &
Amortization                3,899           1,299          6,772        2,598
Salaries & Benefits       292,807          36,426        469,382       84,753
Interest Expense            9,580          16,738         17,935       34,421
State Taxes                     0               0              0          200

Net Income (Loss)        (539,419)       (131,025)      (914,928)    (237,995)

Basic Net Loss Per
Share                       (0.04)         (0.004)         (0.07)       (0.01)

Weighted Average
Common Shares
Outstanding            11,327,024      30,267,394     11,327,024   24,843,061

     See accompanying notes to consolidated financial statements


                             JUSTWEBIT.COM, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                Six Months        Six Months
                                                   Ended            Ended
                                               June 30 2000       June 30 2001

OPERATING ACTIVITIES
Net Income (Loss)                              $   (914,928)      $  (237,995)

Adjustments:
Depreciation and Amortization                         3,899             2,598
Changes in current accounts                          68,517            73,513
Recognition of Deferred Revenue                    (123,437)                0
Expenses Paid with Common Stock                     335,894           115,800
Net Cash Required by Operating Activities          (630,055)          (46,084)

INVESTING ACTIVITIES
Sales of Marketable Securities                      246,875                 0
Sale of Assets                                            0            34,662
Purchase of Assets                                  (58,291)                0
Net Cash Required by Investing Activities           188,584            34,662

FINANCING ACTIVITIES
Loans                                                40,397             8,000
Sale of Common Stock                                276,625                 0
Repayment of Loans                                        0                 0
Liabilities Paid with Common Stock                        0                 0
Net Cash Provided (Required) by Investing
Activities                                          317,022             8,000

Increase (Decrease) in Cash and Cash Equivalents   (124,449)           (3,422)

Cash and Cash Equivalents at
Beginning of Period                                 172,356             7,421

Cash and Cash Equivalents at
End of Period                                        47,907             3,999

         See accompanying notes to consolidated financial statements

See accompanying notes to consolidated financial statements

                           JUSTWEBIT.COM, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Unaudited)

NOTE 1.  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal accruals) considered necessary for a fair presentation of these financial statements have been included.

NOTE 2.  CAPITALIZATION

The Company was incorporated in the State of Nevada on July 24, 1984 and authorized 200,000,000 shares of $0.001 par value common stock. On March 16, 1994 the Company effected a 1 share for 30 share reverse stock split. The split reduced the total outstanding shares from 32,272,000 to 1,075,807. On March 16, 1994 the Company issued 6,500,000 shares of post reverse-split stock to Marrco Communications, Inc. in the conjunction with the purchase of all of Marrco's assets and the assumption of all of Marrco's liabilities.

On October 25, 1996 the name of the Company was changed to Superior Wireless Communications, Inc. and each of the 6,004,836 shares of then issued and outstanding common stock of the Corporation were exchanged for one share of preferred stock designated as Class A Convertible Cumulative Preferred Stock (the "Class A Preferred Stock"), par value of $.001 per share.

Under the terms of the Class A Preferred Stock, all shares outstanding as of October 16, 1998 automatically converted into common stock at a rate of five shares of common stock for every one share of Class A Preferred Stock. This resulted in the automatic conversion of 6,541,416 shares of Class A Preferred Stock into 32,707,080 shares of common stock. The holders of the remaining shares of Class A Preferred Stock that were issued after October 16, 1998, totaling 3,767,501 shares, agreed to convert at the same rate of five shares of common stock for every one share of Class A Preferred Stock.

Effective August 16, 1999, the Company effectuated a reverse stock split at a rate of twenty-to-one. This resulted in 2,577,229 shares of common stock being outstanding as of that date and no preferred shares are outstanding.

Effective May 30, 2000, the Registrant effectuated a two-for-one stock split. In connection with the stock split, the Registrant approved a corresponding increase in the authorized number of shares. As a result of the two for one stock split and corresponding increase in the authorized number of shares, effective at the close of business on May 26, 2000, the total number of shares issued and outstanding and the authorized number of shares will increase by 100% (from 5,762,654 to 11,525,308, and from 50,000,000 to 100,000,000, respectively).

NOTE 3.  RELATED PARTY TRANSACTIONS

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their business interests. The Company has not formulated a policy for the resolution of such conflicts.

On February 5, 2001, the Company converted all amounts owed to Jon Richard Marple, then the Company's Chairman and president, and to Jon H. Marple, his father, into Convertible Debentures (the "Debentures"). These amounts were equal to $149,874 and $110,075, respectively. The terms of these Debentures delayed any interest from accruing until May 31, 2001. At this time the interest rate is 8%. At any time from May 31, 2001 until the Debentures are paid in full, the holders may convert any portion of the outstanding balance, including accrued interest, at a rate equal to 80% of the average closing bid price for the five days prior to the conversion date.

NOTE 4.  INCOME TAXES

The Company has available at June 30, 2001, net operating loss carryforwards of approximately $4.8 million which may provide future tax benefits expiring beginning in June of 2006.

                    INDEPENDENT AUDITOR'S REPORT

Board of Directors
JustWebit.com, Inc.
Orem, Utah

We have audited the accompanying consolidated balance sheet of JustWebit.com, Inc. and Subsidiary, a Nevada corporation, as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial consolidated statements referred to above present fairly, in all material respects, the financial position of JustWebit.com, Inc. and Subsidiary as of December 31, 2000, and the results of their operations, changes in stockholders' equity (deficit), and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company has cash flow constraints, an accumulated deficit, and suffered recurring losses from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7.
The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Smith & Company
Smith & Company,
Certified Public Accountants
Salt Lake City, Utah
March 21, 2001

                      JUSTWEBIT.COM, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                    ASSETS

                                                           December 31 2000

Current Assets
Cash in bank                                               $       7,421

Total Current Assets                                               7,421

Property And Equipment (Net of depreciation of $20,130)           54,138

Other Assets
Deposits                                                          55,377
                                                           $     116,936

                    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses                      $     101,739
Notes payable (Note 5)                                           280,000
Payable - related parties (Note 3                                248,079

Total Current Liabilities                                        629,818

Stockholders' Deficit
Common stock, $.001 par value;
Authorized 100,000,000 shares;
Issued and outstanding 14,399,222 shares                          14,399
Additional paid-in capital                                     5,859,551
Retained earnings (deficit)                                   (6,386,832)

Total Stockholders' Equity                                      (512,882)

                                                           $     116,936

       See accompanying notes to consolidated financial statements

                    JUSTWEBIT.COM, INC. AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Years ended December 31
                                                    2000            1999

Sales                                             $    556,944      $   98,923
Cost of sales                                           96,147          10,360
Gross Profit                                           460,797          88,563

Loss on investments                                          0           4,995
Bad debt (Recovery)                                          0        (180,635)
General and administrative expenses                  2,069,045         642,611
Depreciation and amortization (Note 1)                  15,116           8,653
Interest and bank charges (net of interest income)      47,845         142,121
                                                     2,132,006         617,745

Net income (loss) before income taxes               (1,671,209)       (529,182)

Income tax expense (benefit) (Note 4)                      100             100

Net (Loss) From Continuing Operations               (1,671,309)       (529,282)

Discontinued Operations
Gain on disposal of discontinued operations                  0         117,299

Net (Loss) Before Extraordinary Item                (1,671,309)       (411,983)

Extraordinary Item
Gain on extinguishment of debt                          18,130          71,881

Net (Loss)                                          $(1,653,179)     $(340,102)

Earnings (Loss) Per Common Share
(Loss) from continuing operations                          (.14)          (.42)
Income from discontinued operations                         .00            .09
Income from extraordinary items                             .01            .06

Net (Loss)                                          $      (.13)     $    (.27)

Weighted average number of common shares used
to compute net income (loss) per weighted average
share                                                12,157,964      1,245,588

       See accompanying notes to consolidated financial statements

                      JUSTWEBIT.COM, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    (DEFICIT)

                                Common Stock         Additional       Retained
                                Par Value $.001       Paid-in         earnings
                                Shares     Amount     Capital        (deficit)

Balances at 12/31/97            2,997,630  $ 2,998   $2,104,682    $(3,863,412)

Issuance of common stock
to settle debt at $1.00            15,536       16          955
Issuance of common stock to
settle debt at $3.07              246,624      246       15,551
Sale of common stock in
private placement at $1.60        100,000      100       79,900
Net loss for year                                                    (530,139)
Balances at 12/31/98            3,359,790    3,360     2,201,088   (4,393,551)

Issuance of restricted
common stock
To settle debt at $1.00         4,164,858    4,165     2,085,203
For services at $.77              270,000      270       103,480
For cash at $.18                1,616,336    1,616       143,184
To acquire subsidiary at
$.50                              750,000      750       187,125
Adjustment to eliminate
subsidiary goodwill                                     (244,689)
Issuance of S-8 common stock
For services at $1.57             305,274      305       238,947
Options exercised at $.75         100,000      100        37,400
Options exercised at $1.00        200,000      200        99,800
Net loss for year                                                    (340,102)
Balances at 12/31/99           10,766,258   10,766     4,851,538   (4,733,653)

Issuance of restricted
common stock to settle
debt at $.31 and $.75              93,471       93        29,266
For services at $.06 to $.75    1,763,943    1,764       214,326
For cash at $.33 to $.90          673,250      673       375,359
For domain name at $.31            84,746       85        26,398
Issuance of S-8 common stock
For services at $.05 to $3.25   1,017,554    1,018       462,664
Net loss for year                                                  (1,653,179)
Balances at 12/31/00           14,399,222   14,399     5,859,551   (6,386,832)

     See accompanying notes to consolidated financial statements

                   JUSTWEBIT.COM, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Years ended December 31
                                                        2000           1999

Operating Activities:
Net (loss)                                            $(1,653,179)   $(340,102)
Adjustments to reconcile net (loss) to net cash
(required) by operating activities:
Stock issued for expenses                                 679,772      343,002
Depreciation and amortization                              15,116        8,653
Interest accrued on notes payable                          30,000            0
Book value of assets sold                                       0       16,105
Changes in assets and liabilities:
Prepaid expenses                                          202,949     (202,949)
Accounts receivable                                         6,419            0
Related party receivables                                 124,000     (124,000)
Deposits                                                        0       (5,377)
Accounts payable and accrued liabilities                   (9,486)    (367,431)
Income taxes                                                    0       (1,100)
Deferred revenue                                         (226,302)     226,302
Net Cash (Required) By Operating Activities              (830,711)    (446,897)

Investing Activities:
Purchase of securities                                          0     (246,875)
Sale of securities                                        246,875            0
Sale of licenses                                                0      330,053
Purchase of equipment                                     (25,806)           0
Net Cash Provided (Required) By Investing Activities      221,069       83,178

Financing Activities:
Loans - other                                                   0      251,644
Loans - related parties                                   168,675            0
Sale of common stock                                      276,032      282,300
Net Cash Provided By Financing Activities                 444,707      533,944

(Decrease) in Cash and Cash Equivalents                  (164,935)     170,225
Cash and cash equivalents at beginning of year            172,356        2,131
Cash and Cash Equivalents at End of Year                    7,421      172,356

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest                                                        0            0
Income taxes                                                  100        1,100

Noncash Investing and Financing Activities:
During 2000, the Company issued 93,471 shares to retire liabilities in the amount of $29,359. The Company also acquired a domain name valued at $50,000 with 84,746 shares and $23,517 in debt.

      See accompanying notes to consolidated financial statements

                     JUSTWEBIT.COM, INC. AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

JustWebit.com offers small to mid-sized businesses an end-to-end solution that addresses the challenges associated with implementing a successful e-commerce strategy. The Company offers any business access to its free e-commerce web site builder and sells a comprehensive suite of products and services designed to assist
businesses create a successful online presence.   As of December
31, 2000, the Company hosted in excess of 3,000 web sites.

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Revenue Recognition

Revenue is recognized when services are provided. In the case of revenue recognition on long-term contracts, revenue is recognized ratably over the life of the contracts.

Earnings (Loss) Per Share

Earnings (loss) per share amounts are calculated based on the weighted average number of shares outstanding during the periods.

Property and Equipment

Property and equipment are depreciated over their estimated useful lives. Depreciation and amortization are computed using straight-line methods over an estimated life of five to seven years.

Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Income Taxes

The Company records the income tax effect of transactions in the same year that the transactions enter into the determination of income, regardless of when the transactions are recognized for tax purposes. Tax credits are recorded in the year realized.

The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting period. Estimates also affect the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

NOTE 2:  CAPITALIZATION

In May 2000, the Board of Directors and a majority of the shareholders approved a 1 to 2 stock split. These financial statements have been adjusted to reflect these stock changes as if they had been effective as of the earliest date reported therein.

NOTE 3:  RELATED PARTY TRANSACTIONS

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The
Company has not formulated a policy for the resolution of such conflicts.

At December 31, 2000 the Company owed $248,079 to related parties for loans and payments made on behalf of the Company.

NOTE 4:  INCOME TAXES

Income tax expense was $100 for the years ended December 31, 2000
($100 for 1999). Such amounts differ from the amounts computed by applying the United States Federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                    2000            1999

Computed "expected" tax benefit                   $  (568,211)    $(115,601)
Decrease (increase) in income tax benefit
resulting from:
Change in valuation allowance for deferred
federal, state, and local income tax assets           608,086       139,508
State income taxes and other, net                     (39,775)      (23,807)

                                                  $       100    $      100

The tax effects of temporary differences that give rise to a substantial portion of the deferred income tax assets are presented below:

                                                    2000            1999

Net operating loss carryforwards                  $ 2,889,615    $2,141,662

Total gross deferred tax assets                     2,889,615     2,141,662
Less valuation allowance                           (2,889,615)   (2,141,662)

Net deferred tax assets                                     0             0

During the years ended December 31, 2000 and 1999, the Company made no Federal income tax payments.

At December 31, 2000, the Company has approximately $6,300,000 available in net operating loss carryforwards for income tax purposes. These carryforwards expire in 2006 through 2014. Due to a change in control and business activity, the net operating loss carryforwards will most likely never be realized.

NOTE 5:  NOTES PAYABLE

In December of 1999 the Company received a note in the amount of $250,000 from Newport Federal Financial. This note carries an interest rate of 12% and is due and payable on January 2, 2001, along with accrued interest of $30,000. As an incentive for entering into the note agreement, the Company issued 180,000 shares of its common stock to Newport Federal Financial.

NOTE 6:  STOCK OPTION PLAN AND WARRANTS

At December 31, 2000, the Company set aside 1,000,000 shares of its common stock for an incentive stock option plan. Options were granted for 183,000 shares at $.75 and 100,000 shares at $1.00.
The options vest over a three year period starting August 1, 2000.

NOTE 7: SUBSEQUENT EVENTS/GOING CONCERN CONSIDERATIONS

The financial statements are presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. At December 31, 2000, the Company has a deficit in working capital of $622,397, a loss from operations for 2000 of $1,653,179, and an accumulated deficit of $6,386,832.

On February 28, 2001, a new management team took over the Company's operations with an immediate cash infusion of $75,000. Management plans to raise additional capital through equity offerings and may advance additional short-term funds as needed. Management feels that current plans to expand its operations and a combination of debt financing and sale of common stock will provide sufficient working capital to allow the Company to continue as a going concern.

                   CHANGES IN AND DISAGREEMENTS WITH
                       ACCOUNTANTS ON ACCOUNTING
                        AND FINANCIAL DISCLOSURE

Not Applicable

                         AVAILABLE INFORMATION

JustWebIt has filed with the U.S. Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to JustWebIt and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1 (800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including JustWebIt. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

PART II.

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS
Information on this item is set forth in the propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by JustWebIt:

Securities and Exchange Commission registration fee               $    487
Transfer agent's fees                                                1,000
Printing and engraving expenses                                      1,000
Legal fees and expenses                                             25,000
Accounting fees and expenses                                         5,000
State blue sky fees                                                  5,000

Total                                                             $ 37,487*

* All fees, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Other than as set forth below, during the last three years there have not been any sales of unregistered securities of JustWebIt. Other than as set forth below, no commissions or fees were paid in connection with these sales (all of the figures below have been adjusted for an effective 4:1 reverse stock split in August of 1999 and a forward 1:2 stock split in May 2000):

All of the following offerings, except for the one in August
2001, were undertaken under Rule 506 of Regulation D by the fact that:

the sales were made to a sophisticated investors as defined in Rule 502;

JustWebIt gave each purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the company possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

at a reasonable time prior to the sale of securities, JustWebIt advised each purchaser of the limitations on resale in the manner contained in paragraph Rule 502(d)2 of this section;

neither JustWebIt nor any person acting on its behalf sold the securities by any form of general solicitation or general advertising; and

JustWebIt exercised reasonable care to assure that the purchasers of the securities are not underwriters within the meaning of section 2(11) of the Act in compliance with Rule 502(d).

Fiscal Year Ended December 31, 1998.

A total of 15,236 shares of common stock were issued to two individuals as follows: (1) 14,286 shares to an individual who was owed $7,143 by JustWebIt; and (2) 1,250 shares to an individual who was owed $625 by JustWebIt; both of these individuals were existing shareholders of the company.

A total of 246,624 shares of common stock were issued to settle debt as follows: (1) 134,846 shares were issued to a partnership in settlement of an unrecorded liability (no value); (2) 36,000 shares were issued to three non-employee directors for directors fees (value of services $2,500); and
(3) 75,778 shares issued to 5 employees for amounts owed for past services rendered (value of services booked at $13,297).

In order to settle debts with a note holder of JustWebIt, the company exchanged 100,000 shares of common stock for 20,000 shares of restricted common stock in IJNT International, Inc. This transaction was booked at approximately $80,000 and stock was issued to one individual. The IJNT stock was trading at $4.00 per share at the time and JustWebIt's common stock was trading ay approximately $0.05 per share.

Fiscal Year Ended December 31, 1999.

Debts in the amounts of $2,085,203 were settled through the issuance of 4,164,858 shares of common stock to 32 individuals.

JustWebIt issued a total of 270,000 shares of common stock for services rendered to the company, as follows: (1) 10,000 shares were issued to two directors for directors' fees valued at $3,000; (2) 10,000 shares were issued to one individual for consulting services valued at $8,950; (3) 180,000 were issued to Newport Federal Financial for making a $250,000 loan to JustWebIt; (4) 20,000 shares were issued to one entity for consulting services valued at $40,000; and (5) 50,000 shares were issued to one individual as commission on the Media Rage acquisition valued at $50,000.

JustWebIt sold a total of 1,416,336 shares of common stock to 10 investors for gross proceeds totaling approximately
$145,000 (approximately $0.10 per share). No cash commissions were paid; 200,000 of restricted common were issued as a commission on these sales.

750,000 shares of common stock were issued by JustWebIt to three individuals in connection with the acquisition of Media
Rage of Utah, Inc.

Fiscal Year Ended December 31, 2000.

JustWebIt issued a total of 93,471 shares of common stock to settle debts as follows: (1) 2,400 shares were issued to settle debt of $900 to one individual; (2) 22,500 shares were issued to settle debt of $7,031 to three individuals; and (3)
68,571 shares were issued to one corporation to settle debt of $21,248.

JustWebIt issued a total of 1,763,943 shares of common stock for services rendered to the company, as follows: (1) 240,000 shares were issued to one entity for consulting services under monthly contract - total value of services of $85,000; (2) 170,000 shares were issued to one employee for services valued at $16,625; (3) 9,600 shares were issued to one entity for marketing services valued at $3,300; (4) 30,000 shares were issued to one entity for advertising and marketing services valued at $10,313; (5) 225,534 were issued to 4 employees for services valued at $47,300; (6) 538,809 shares were issued to 8 employees in lieu of salaries of $31,552; (7) 150,000 shares were issued to a board member for consulting services valued at $6,000; (8) 200,000 shares were issued to J.R. Marple in lieu of compensation of $8,000; (9) 50,000 shares were issued to one employee in lieu of compensation of $6,000; and (10) 50,000 shares were issued to one board member for directors fees valued at $2,000.

A total of 673,250 shares of common stock were sold to a total of 17, for gross proceeds of $402,250 (approximately $0.60 per share). A total of $26,254 was paid in finder's fees.

84,746 shares were issued to Universal Broadband Networks for the rights to the domain name "JustWebit.com." This transaction was valued at $26,483.

Fiscal Year Ending December 31, 2001.

In January 2001, Pelham Associates, Inc. purchased 1,000,000 shares of JustWebIt's common stock for $75,000 ($0.075 per share).

In January 2001, JustWebIt issued a total of 300,000 shares of common stock to the three then existing directors of the company for services valued at $3,000.

In February 2001, JustWebIt issued two unregistered debentures bearing an interest rate of 8% in payment for certain funds owed by the company to Jon Richard Marple, then JustWebIt's chairman and president, and to Jon H. Marple, his father.
These amounts were equal to $149,874 and $110,075, respectively. The terms of the convertible debentures are such that they are convertible at the option of the holder into common stock of JustWebIt at a twenty percent discount to market if they are not paid in full by May 31, 2001. Interest does not begin to accrue on the notes until after May 31, 2001.

In February 2001, JustWebIt issued 5,000,000 shares of common stock in connection with the an Exclusive Product License and Distribution Agreement between JustWebIt and Pelham
Associates, Inc.

In August 2001, JustWebIt sold a total of 2,500,000 shares of common stock to a total of ten accredited investors (eight individuals and two companies) for a total consideration of $50,000 ($0.02 per share). This offering was undertaken under
Section 4(6) of the Securities Act of 1933 in that:

the transactions involved sales by JustWebIt solely to one or more accredited investors;

the aggregate offering price did not exceed the amount allowed under Section 3(b) of the 1933 Act; and

there was no advertising or public solicitation in connection with the transaction by JustWebIt or anyone acting on the company's behalf.

ITEM 27.  EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 28.  UNDERTAKINGS

The undersigned company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S.
Securities and Exchange Commission pursuant to Rule
424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the
Securities Act of 1933 and is, therefore, unenforceable.   In the
event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, JustWebIt certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Minneapolis, State of Minnesota, on August 30, 2001.

                                           JustWebIt.com, Inc.


                                           By: /s/  Gary Borglund
                                           Gary Borglund, President

                          Special Power of Attorney

The undersigned constitute and appoint Gary Borglund their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                    Title                               Date

/s/ Gary Borglund        President/Secretary/Director         August 30, 2001
Gary Borglund

/s/ Gary Fox             Chief Financial                      August 30, 2001
Gary Fox                 Officer/Treasurer (principal
                         financial and accounting
                         officer)/Director

/s/ Richard Overdorff    Director                             August 30, 2001
Richard Overdorff

                                 EXHIBIT INDEX

Number                           Description

2 Agreement and Plan of Reorganization between JustWebIt, Media Rage Of Utah, Inc., and the shareholders of Media Rage Of Utah, Inc., dated June 1, 1999 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on August 11, 1999).

3.1    Articles of Incorporation, dated July 17, 1984
      (incorporated by reference to Exhibit 3.1 of the Form
       10-KSB filed on April 13, 2001).

3.2 Article of Amendment to the Articles of Incorporation, dated February 20, 1987 (incorporated by reference to Exhibit 3.2 of the Form 10-KSB filed on April 13, 2001).

3.3 Certificate of Amendment of Articles of Incorporation, dated March 28, 1994 (incorporated by reference to Exhibit 3.3 of the Form 10-KSB filed on April 13, 2001).

3.4 Certificate of Amendment of Articles of Incorporation, dated October 31, 1996 (incorporated by reference to Exhibit 3.4 of the Form 10-KSB filed on April 13, 2001).

3.5 Certificate of Amendment to Articles of Incorporation, dated August 17, 1999 (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed on April 13, 2001).

3.6 Bylaws, dated March 1, 2001 (incorporated by reference to Exhibit 3.6 of the Form 10-KSB filed on April 13, 2001).

4.1    Employee Stock Incentive Plan, dated March 5, 2001
      (incorporated by reference to Exhibit 4.1 of the Form
       S-8 filed on March 13, 2001).

4.2    Non-Employee Directors and Consultants Retainer Stock
       Plan, dated March 5, 2001 (incorporated by reference to
       Exhibit 4.2 of the Form S-8 filed on March 13, 2001).

4.3 Debenture Agreement executed by JustWebIt in favor of Jon Richard Marple and Jon H. Marple, dated February 8,
       2001 (incorporated by reference to Exhibit 4.3 of the Form 10-QSB filed on May 15, 2001).

4.4    Common Stock Purchase Agreement between JustWebIt and
       Silverwood Opportunity Fund, dated June 11, 2001 (see below).

10 Exclusive Product License and Distribution Agreement between JustWebIt and Pelham Associates, Inc., dated
       February 16, 2001 (incorporated by reference to Exhibit
       10 of the Form 8-K filed on March 2, 2001).

21 Subsidiaries of JustWebIt (incorporated by reference to Exhibit 21 of the Form 10-KSB filed on April 13, 2001).

23.1   Consent of Accountants (see below).

23.2   Consent of Counsel (see below).

24     Special Power of Attorney (see signature page)

                             EX-4.4

               COMMON STOCK PURCHASE AGREEMENT
                           BETWEEN
              SILVERWOOD OPPORTUNITY FUND, LLC
                             AND
                     JUSTWEBIT.COM, INC.

                  DATED AS OF JUNE 11, 2001

This COMMON STOCK PURCHASE AGREEMENT is entered into as of the 11th day of June, 2001 (this "Agreement"), between Silverwood Opportunity Fund, a limited liability company organized and existing under the laws of the Cayman Islands (the "Investor"), and JustWebIt.com, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company").

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor and the Investor shall purchase from time to time as provided herein, up to $2,000,000 of the Common Stock (as defined below); and

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") and Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended and the regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder.

NOW, THEREFORE, the parties hereto agree as follows:

                              ARTICLE I

                         CERTAIN DEFINITIONS

Section 1.1 "Affiliate" shall have the meaning assigned to such term in Section 3.4 hereof.

Section 2.1  "Average Daily Trading Volume" shall mean the
dollar amount of the average daily trading volume of shares of Common Stock, calculated based upon the average Bid Price and average daily trading volume traded over the ten (10) Trading Days during the Valuation Period, not including Trading Days when the lowest intra-day bid price is lower than the Floor Price.
Section 1.3	"Bid Price" shall mean the closing bid price
(as reported by Bloomberg L.P.) of the Common Stock on the Principal Market.

Section 1.4 "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

Section 1.5  "Closing Date" shall mean the date hereof.

Section 1.6 "Commitment Amount" shall mean the $2,000,000 up to which the Investor has agreed to provide to the Company in order to purchase Put Shares pursuant to the terms and conditions of this Agreement.

Section 1.7 "Commitment Period" shall mean the period commencing on the Effective Date and expiring on the earlier to occur of (x) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of $2,000,000, or (y) the date occurring 12 (twelve) months from the Effective Date.

Section 1.8 "Common Stock" shall mean the Company's common stock, $0.001 par value per share.

Section 1.9 "Common Stock Equivalents" shall mean any securities that are convertible into or exchangeable for Common
Stock or any warrants, options or other rights to subscribe for or purchase Common Stock or any such convertible or exchangeable securities.

Section 1.10 "Condition Satisfaction Date" shall have the meaning assigned to such term in Section 6.2 hereof.

Section 1.11  "Control Person" shall have the meaning
assigned to such term in Section 11.2(a) hereof.

Section 1.12 "Damages" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs and expenses of expert witnesses and investigation).

Section 1.13 "EDGAR" shall mean the SEC's electronic data gathering and retrieval system.

Section 1.14 "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering resale of the Registrable Securities.

Section 1.15 "Effectiveness Target Date" shall have the meaning assigned to such Term in Section 5.1 hereof.

Section 1.16  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended and the regulations promulgated thereunder.

Section 1.17  "Floor Price" shall mean the lowest Market
Price specified in the Put Purchase Notice for calculation of the Purchase Price, below which the Company will not sell Put Shares to the Investor.

Section 1.18 "Investment Amount" shall mean the dollar amount (within the range specified in Section 2.1) to be invested by the Investor to purchase Put Shares with respect to any Put
Purchase Notice delivered by the Company to the Investor in accordance with Section 2.1 hereof.

Section 1.19 "Legend" shall have the meaning assigned to such term in Section 8.1 hereof.

Section 1.20 "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects or financial condition of the Company that is material and adverse to the Company or to the Company and such other entities controlling or controlled by the Company, taken as a whole, and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform its obligations under this Agreement.

Section 1.21 "Market Price" shall mean for the purpose of calculating the Purchase Price of the Put Shares, the average of the Bid Prices for all the Trading Days during the Valuation Period.

Section 1.22  "Maximum Put Amount" shall mean the lesser of
(a) two hundred thousand dollars ($200,000) and (b) fifteen percent (15%) of the Average Daily Trading Volume.

Section 1.23  "NASD" shall mean the National Association of
Securities Dealers, Inc.

Section 1.24 "Outstanding" when used with reference to Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

Section 1.25  "Person" shall mean an individual, a
corporation, a partnership, an association, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.26  "Principal Market" shall mean the NASD OTC
Bulletin Board, Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

Section 1.27 "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented by any prospectus supplement filed with the SEC pursuant to Rule 424(b).

Section 1.28 "Purchase Price" as used in this Agreement shall mean 60% of the Market Price on the Put Date. The foregoing percentage is the "Purchase Price Percentage."

Section 1.29 "Put" shall mean each occasion the Company elects to draw down a portion from the equity line by exercising its right to tender a Put Purchase Notice requiring the Investor to purchase a specified amount of the Company's Common Stock, subject to the terms of this Agreement which tender must be given to the Investor.

Section 1.30 "Put Closing" shall mean one of the closings of a purchase and sale of the Put Shares pursuant to Section 2.3.

Section 1.31 "Put Closing Date" shall mean, with respect to a Put Closing the tenth (10th) Trading Day following the Put Date related to such Put Closing, provided all conditions to such Put
Closing have been satisfied on or before such Trading Day.

Section 1.32  "Put Date" shall mean the date on which a Put
Purchase Notice is delivered to the Investor.

Section 1.33 "Put Purchase Notice" shall mean a written notice to the Investor setting forth the Investment Amount that the Company intends to sell to the Investor, as such form is attached hereto as Exhibit A.

Section 1.34  "Put Shares" shall mean all shares of Common
Stock issued or issuable pursuant to a Put that has occurred or may occur in accordance with the terms and conditions of this Agreement.

Section 1.35  "Registrable Securities" shall mean the Put
Shares until the Registration Statement has been declared effective by the SEC and all Put Shares have been disposed of pursuant to the Registration Statement.

Section 1.36  "Registration Statement" shall mean the
registration statement on Form SB-2 filed with the SEC for the registration of the Put Shares, as such Registration Statement may be amended from time to time.

Section 1.37 "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

Section 1.38  "SEC" shall mean the Securities and Exchange
Commission.
Section 1.39 "Section 4(2)" shall have the meaning set forth in the recitals of this Agreement.

Section 1.40 "Securities Act" shall have the definition ascribed to it in the recitals of this Agreement.

Section 1.41 "SEC Documents" shall mean, to the extent applicable, the Company's latest Form 10-K as of the time in question, all Forms 10-Q and 8-K filed thereafter and all exhibits and amendments thereto and the Proxy Statement for its latest fiscal year as of the time in question until such time the Company no longer has an obligation to maintain the effectiveness of a Registration Statement.

Section 1.42 "Trading Cushion" shall mean the mandatory minimum fifteen (15) Trading Days between Put Dates.

Section 1.43 "Trading Day" shall mean any day during which the Principal Market shall be open for business.

Section 1.44 "Valuation Event" shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions but shall not include such events as set forth on
Schedule 1.44:

(a)  subdivides or combines its Common Stock;

(b) pays a dividend in its Capital Stock or makes any other distribution of its Capital Shares;

(c) issues any additional Capital Shares ("Additional Capital Shares"), otherwise than as provided in the foregoing Subsections (a) and (b) above, at a price per share less, or for other consideration lower, than the Bid Price in effect immediately prior to such issuance, or without consideration;

(d) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Bid Price in effect immediately prior to such issuance;

(e) issues any securities convertible into or exchangeable for Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Bid Price in effect immediately prior to such issuance;

(f) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (e)); or

(g) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing subsections (a) through (f) hereof, inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a materially adverse effect upon the rights of the Investor at the time of a Put.

Section 1.45  "Valuation Period" shall mean the period of ten
(10) Trading Days commencing on the Put Date during which the Purchase Price of the Common Stock is determined.

                       ARTICLE II

            PURCHASE AND SALE OF COMMON STOCK

Section 2.1  Investments/Puts.  Upon the terms and
conditions set forth herein (including, without limitation, the provisions of Article VII hereof), the Company may exercise a Put by the delivery of a Put Purchase Notice to the Investor. The number of Put Shares that the Investor shall receive pursuant to such Put shall be determined by dividing the relevant portions of the Investment Amount specified in the Put Purchase Notice by the Purchase Price determined during the Valuation Period; provided, however, that the Put Purchase Notice will be cancelled and the Put will not be exercised if the Market Price is below the Floor Price. The Investment Amount for each Put as designated by the Company in the applicable Put Purchase Notices shall be not more than the Maximum Put Amount or, in combination with all the other Puts exercised under this Agreement, not more than the Commitment Amount, and any such Investment Amount will be reduced so as to neither exceed the Maximum Put Amount nor the Commitment Amount.

Section 2.2  Mechanics.

(a)  Put Purchase Notice. At any time during the
Commitment Period, the Company may deliver a Put Purchase
Notice, in substantially the form and substance of Exhibit A, to the Investor, subject to the conditions set forth in
Section 6.2.

(b)  Date of Delivery of Put Purchase Notice.  A Put
Purchase Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to the start of trading on the Principal Market, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after the start of trading on the Principal Market on a Trading Day or at any time on a day which is not a Trading Day. No Put Purchase Notice may be deemed delivered on a day that is not a Trading Day.

(c)  Determination of Put Shares Issuable.  The Purchase
Price shall be based on the Purchase Price Percentage of the Market Price during the Valuation Period; provided, however, that the Market Price shall not be lower than the Floor Price indicated in the Put Purchase Notice. The minimum Floor Price shall be $0.02, not taking into account the Purchase Price Percentage, unless otherwise agreed upon by both parties. Prior to issuing any Put Purchase Notice, the Company shall have Put Shares representing at least the Investment Amount registered under the Registration Statement. The number of Put Shares to be purchased by the Investor shall be settled on the Put Closing Date.

Section 2.3  Put Closings.  On the Put Closing Date, the
Company shall have delivered to the Investor certificates for such number of Put Shares, and the Investor shall deliver to the Company the Investment Amount for such Put in immediately available funds, calculated by the number of Put Shares delivered to the Investor multiplied by the Purchase Price. Additionally, on or prior to the Put Closing Date, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

Section 2.4 Valuation Event. If a Valuation Event occurs at any time during a Valuation Period, the Investor may in its sole discretion (i) purchase the Investment Amount of shares of Common Stock granted during such Valuation Period on the terms at which the Company issued shares of Common Stock pursuant to the Valuation Event during such Valuation Period, net of any third party's discount and fees, (ii) purchase the Investment Amount of shares of Common Stock granted during such Valuation Period at the applicable Purchase Price for such Valuation Period, or (iii) elect not to purchase any shares of Common Stock during such Valuation Period. The Investor shall notify the Company of its election on the last Trading Day of the Valuation Period.

Section 2.5 Liquidated Damages. If the Company fails to cause its transfer agent to deliver to the Investor unlegended certificates representing Put Shares to be sold or in connection with the sale by the Investor within three (3) business days of the Investor's request, the Company shall pay the Investor, as liquidated damages for such failure to deliver and not as a penalty, in cash, an amount equal to $500 per each $100,000 funded for each day that such Put Shares are not delivered up to ten (10) days, and $1,000 per each $100,000 funded for each day that the Put Shares are not delivered in excess of ten (10) days, until such Put Shares have been delivered.

Section 2.6 Termination of Investment Obligation. The obligation of the Investor to purchase shares of Common Stock shall terminate permanently (including with respect to a Put Closing Date that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for a consecutive ten day calendar period or for an aggregate of thirty (30) Trading Days during the Commitment Period, for any reason, or (ii) the Company shall at any time fail to comply with the requirements of Section 5.2, 5.3, 5.4, 5.5 or 5.6.

                               ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that:

Section 3.1  Intent.  The Investor is entering into this
Agreement for its own account and not with a view to the distribution of the Common Stock, and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2  Sophisticated Investor.   The Investor is a
sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock. The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

Section 3.3  Authority.   This Agreement has been duly
authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

Section 3.4  Not an Affiliate.   The Investor is not an
officer, director or to Investor's good faith belief, an "affiliate" (as that term is defined in Rule 405 of the Securities
Act) of the Company.

Section 3.5  Absence of Conflicts.   The execution and
delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated hereby, and compliance with the requirements hereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, or, to the Investor's knowledge, (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, (b) conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.6  Disclosure; Access to Information.   The
Investor has received all documents, records, books and other information pertaining to Investor's investment in the Company that have been requested by the Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and the Investor has had access to copies of any such reports that have been requested by it.

Section 3.7  Manner of Sale.   At no time was Investor
presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

                             ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor, except as may be set forth in the Disclosure Schedule delivered in connection herewith, that:

Section 4.1 Organization of the Company. The Company is a corporation duly organized and existing in good standing under the laws of the State of Nevada and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

Section 4.2  Authority.   (i) The Company has the requisite
corporate power and authority to enter into and perform its obligations under this Agreement to issue the Put Shares; (ii) the execution, issuance and delivery of this Agreement, the issuance of the Put Shares and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and
(iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

Section 4.3 Capitalization. As of June 11, 2001, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 14,399,222 shares are issued and outstanding and -0- shares of preferred stock, of which -0- shares are issued and outstanding. Except as set forth in Schedule 4.3, there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

Section 4.4 Common Stock. As of the commencement of the Commitment Period, the Company will have registered its Common Stock pursuant to Section 12(b) or 12(g) of the Exchange Act and be in full compliance with all reporting requirements of the Exchange Act, if any, and the Company will have maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is then listed or quoted on the Principal Market. As of the date hereof, the Common Stock is traded on the OTC Bulletin Board.

Section 4.5  Financial Statements.  The Company has
delivered or made available to the Investor true and complete copies of unaudited financial statements (with footnotes if available) as of and for the period ending May 15, 2001 (the "Financial Statements"). The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date
hereof by the Company, but which has not been so disclosed.   The
Financial Statements fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations for the periods then ended, subject to normal year-end audit adjustments.

Section 4.6  Valid Issuances.   Assuming the accuracy of the
representations and warranties contained in Sections 3.1, 3.2, 3.4 and 3.7 hereof both at the date hereof and at the time of sale and issuance, the sale and issuance of the Put Shares will be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof and/or Regulation D thereto and when issued, the Put Shares shall be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Put Shares pursuant to, nor the Company's performance of its obligations under this Agreement will (a) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Put Shares or any of the assets of the Company, or (b) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company. The Put Shares shall not subject the Investor to personal liability by reason of the possession thereof.

Section 4.7  No General Solicitation or Advertising in
Regard to this Transaction. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Put Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Common Stock under the Securities Act.

Section 4.8  Corporate Documents.   The Company has
furnished or made available to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

Section 4.9 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the issuance of Common Stock do not and will not (a) result in a violation of the Company's Certificate or By-Laws or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing; provided that, for purposes of the Company's representations and warranties as to violations of foreign law, rule or regulation referenced in clause (c), no such representations and warranties are being made insofar as the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are or may be affected by the status of the Investor under or pursuant to any such foreign law, rule or regulation. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either individually or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Common Stock in accordance with the terms hereof (other than any SEC, NASD or state securities filings that may be required to be made by the Company subsequent to any Put Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on any Principal Market); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.10  No Material Adverse Change.   Since the date of
the Financial Statements described in Section 4.5, no Material
Adverse Effect has occurred or exists with respect to the Company.

Section 4.11  No Undisclosed Liabilities.    The Company has
no liabilities or obligations which are material, individually or in the aggregate, and are not disclosed to the Investor in the Financial Statements or otherwise in writing, other than those incurred in the ordinary course of the Company's businesses since the date of the Financial Statements and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

Section 4.12  No Undisclosed Events or Circumstances.   No
event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires as of the date hereof, public disclosure or announcement prior to the date hereof by the Company.

Section 4.13 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the Common Stock under the Securities Act.

Section 4.14 Litigation and Other Proceedings. Except as set forth in the Financial Statements described in Section 4.5, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect. Except as set forth on Schedule 4.14, no judgment, order, writ, injunction, decree or award has been issued by or, so far as is known by the Company, requested by any court, arbitrator or governmental agency which might result in a Material Adverse Effect.

Section 4.15  No Misleading or Untrue Communication. The
Company and any Person representing the Company, in connection with the transactions contemplated by this Agreement, have not made, at any time, any communication in connection with same, which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

Section 4.16 Non-Public Information. Neither the Company nor any of its officers of agents has disclosed any material non-public information about the Company to the Investor.

Section 4.17 Securities Act of 1933. The Company has complied and will comply in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Put Shares hereunder.

(a) Each Prospectus included as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the provisions of the Securities Act. The SEC has not issued any order preventing or suspending the use of any Prospectus.

(b) The Company meets the requirements for the use of Form SB-2 under the Securities Act. The Registration Statement in the form in which it became effective and also in such form as it may be when any post-effective amendment thereto became effective and the Prospectus and any supplement or amendment thereto when filed with the SEC under Rule 424(b) under the Securities Act, complied in all material respects with the provisions of the Securities Act and did not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they made) not misleading, except that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein.

(c) The Company has not distributed and, prior to the completion of the sale of the Put Shares to the Investor, will not distribute any offering material in connection with the offering and sale of the Put Shares other than the Registration Statement, the Prospectus or other materials, if any, permitted by the Securities Act.

Section 4.18 Use of Proceeds. The proceeds from the sale of the Put Shares will be used by the Company for general corporate purposes.

                              ARTICLE V

                       COVENANTS OF THE COMPANY

Section 5.1 Effective Registration Statement. The Company will use its best efforts to file the Registration Statement within 28 calendar days after the Closing Date. The Company will cause the Registration Statement or such post-effective amendment to become effective as soon as reasonably practicable, and in any event no later than the date which is 120 calendar days after the Closing Date (the "Effectiveness Target Date"). If the Registration Statement is not declared effective by the SEC by the Effectiveness Target Date, (a) the Company shall pay to the Investor $10,000 in cash, as liquidated damages and not as a penalty, [and (b) the Investor shall have the right to terminate this Agreement]. The Company will advise the Investor promptly and, if requested by the Investor, will confirm such advice in writing, when it receives notice that the Registration Statement or such post-effective amendment has become effective.

Section 5.2 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Put Shares.

Section 5.3  Quoting or Listing of Common Stock.  The
Company shall maintain the quoting or listing of the Common Stock on a Principal Market, and as soon as practicable (but in any event prior to the commencement of the Commitment Period) to list the Put Shares on the Principal Market. The Company further shall, if the Company applies to have the Common Stock traded on any other Principal Market, include in such application the Put Shares, and shall take such other action as is necessary or desirable to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company shall take all action necessary to continue the quoting, listing and trading of its Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market.

Section 5.4 Exchange Act Registration. The Company shall cause its Common Stock to become and continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 5.5  Legends.   The certificates evidencing the
Common Stock to be sold to the Investor shall be free of legends.
Section 5.6	Corporate Existence.  The Company will take all
steps necessary to preserve and continue the corporate existence of the Company.

Section 5.7 Additional SEC Documents. In the event that the SEC Documents furnished or submitted to the SEC by the Company are not available or accessible by the Investor on EDGAR, the Company will deliver to the Investor, as and when the originals thereof are submitted to the SEC for filing, copies of all such SEC Documents.

Section 5.8 Blackout Period. The Company will immediately notify the Investor upon the occurrence of any of the following events in respect of the Registration Statement or Prospectus: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related Prospectus;
(ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the Prospectus. The Company shall not deliver to the Investor any Put Purchase Notice during the continuation of any of the foregoing events or if the Company has knowledge that any of the foregoing events will occur within ten (10) days of such knowledge. If the Registration Statement shall cease to be effective for any reason whatsoever (other than as a result of any actions or omissions of the Investor), the Company shall immediately take all necessary action to cause the Registration Statement to be amended or supplemented so as to cure the default. Failure to cure such default within fifteen (15) business days shall result in the Company paying a liquidated damage penalty of $1,000 per day for so long as more than 10,000 shares of Common Stock are held by the Investor.

Section 5.9  Expectations Regarding Put Purchase Notices.
Within ten (10) days after the commencement of each calendar quarter occurring subsequent to the commencement of the Commitment Period, the Company undertakes to notify the Investor as to its reasonable expectations as to the dollar amount it intends to put during such calendar quarter, if any, through the issuance of Put Purchase Notices. Such notification shall constitute only the Company's good faith estimate and shall in no way obligate the Company to put such amount, or any amount, or otherwise limit its ability to deliver Put Purchase Notices. The failure by the Company to comply with this provision can be cured by the Company's notifying the Investor at any time as to its reasonable expectations with respect to the current calendar quarter.

Section 5.10 Disclosure of Material Information. In the event that any or all of the information set forth on Schedule
7.2(a) hereto becomes material, the Company shall make full and complete public disclosure if required by and in accordance with all applicable law.

Section 5.11 Other Financings. The Company covenants and agrees that it will not, without the prior written consent of Investor, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party until the later of (a) July 31, 2002 or (b) the expiration of the Commitment Period (the "Restrictive Period"), other than as agreed to in writing by the parties; provided, however, that during the Restrictive Period, the Company shall be entitled to issue equity securities to strategic partners and/or in connection with mergers or acquisitions in which the Company is the surviving entity, so long as such securities are "restricted securities" pursuant to Rule 144 of the Securities Act.

Section 5.12 Issuance of Put Shares. The sale and issuance of the Put Shares shall be made in accordance with the provisions and requirements of applicable federal and state law.

Section 5.13 Amendments to the Registration Statement. The Company will not (i) file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus relating to the Investor in any way whatsoever of which the Investor shall not previously have been advised or to which the Investor shall reasonably object after being so advised or (ii) so long as, in the reasonable opinion of counsel for the Investor, a Prospectus is required to be delivered in connection with sales by any Investor or dealer, file any information, documents or reports pursuant to the Exchange Act without delivering a copy of such information, documents or reports to the Investor, promptly following such filing.

Section 5.14 Prospectus Delivery. The Company shall file a prospectus supplement to its Registration Statement on the first Trading Day immediately following the end of each Valuation Period, and will deliver to the Investor, without charge, in such quantities as reasonably requested by the Investor, copies of each form of Prospectus and prospectus supplement on each Put Closing Date. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Put Shares may be sold by the Investor, in connection with the offering and sale of the Put Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Put Shares. If during such period of time any event shall occur that in the judgment of the Company or in the opinion of counsel for the Investor is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other law, the Company will forthwith prepare and file with the SEC an appropriate supplement or amendment thereto, and will expeditiously furnish to the Investor a reasonable number of copies thereof.

Section 5.15  PR Firm.  Prior to delivering a Put Purchase
Notice to the Investor, the Company shall retain a public relations firm which is a member of the National Investor Relations Institute.

                            ARTICLE VI

                  CONDITIONS TO DELIVERY OF PUT
         PURCHASE NOTICES AND CONDITIONS TO PUT CLOSING

6.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock. The obligation hereunder of the Company to issue and sell the Put Shares to the Investor incident to each Put Closing is subject to the satisfaction, at or before each such Put Closing, of each of the conditions set forth below.

(a)  Accuracy of the Investor's Representation and
Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Put
Closing as though made at each such time.

(b)  Performance by the Investor.   The Investor shall
have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Put Closing.

Section 6.2  Conditions Precedent to the Right of the
Company to Deliver a Put Purchase Notice and the Obligation of the Investor to purchase Put Shares. The right of the Company to deliver a Put Purchase Notice and the obligation of the Investor hereunder to acquire and pay for the Put Shares incident to a Put Closing is subject to the satisfaction, (i) on the Put Date, (ii) for each day during the Valuation Period, and (iii) on the applicable Put Closing Date (each a "Condition Satisfaction Date"), of each of the following conditions:

(a) Effective Registration Statement. The Company shall have the Put Shares registered under the Registration Statement equal to or in excess of the number of Put Shares issuable pursuant this Agreement. The Registration Statement registering the offer and sale of the Put Shares shall have been declared effective by the SEC and shall have been amended or supplemented, as required, to disclose the sale of the Put Shares prior to each Put Closing Date, as applicable, and there shall be no stop order suspending the effectiveness of the Registration Statement.

(b)  Accuracy of the Company's Representations and
Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Condition Satisfaction Date as though made at each such time (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including each Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing impairment to the Company or the Investor.

(c) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date, including but not limited to the requirements for the Company and its transfer agent set forth in Sections 8.1 and 8.2 to deliver Common Stock without legends pursuant to the terms set forth in Sections 8.1 and 8.2, and Exhibit B hereto.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly or materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(e) Adverse Changes. Since the date of filing of the Company's most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

(f)  No Suspension of Trading In or Delisting of Common
Stock. The trading of the Common Stock (including without limitation the Put Shares) shall not have been suspended by the SEC, the Principal Market or the NASD and the Common Stock (including without limitation the Put Shares) shall have been approved for listing or quotation and shall have actually been listed or quoted on, and shall not have been delisted from the Principal Market, nor shall the Company have received any letter or notice of any suspension or delisting or warning of such suspension or delisting. The issuance of shares of Common Stock with respect to the applicable Put Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

(g) Legal Opinion. The Company's counsel shall deliver to the Investor upon execution of this Agreement an opinion in the form of Exhibit C hereto, addressing, among other things, corporate matters and the exemption from registration under the Securities Act of the issuance of the Registrable Securities by the Company to the Investor under this Agreement.

(h) SEC Filings. The Company shall provide evidence that the Company is current on all SEC filing requirements, including, but not limited to, SEC Documents and Forms 3, 4, 5, and 13D.

(i) Blue Sky. The Company shall have complied with all blue sky laws to enable the Put Shares to be issued and resold in the states where they will be offered.

(j) Ten Percent Limitation. The number of Put Shares to be purchased on each Put Closing Date by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than 9.99% of all of such Common Stock as would be outstanding on such Put Closing Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 6.2(j), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Put Closing Date than on the date upon which the Put Purchase Notice associated with such Put Closing Date is given, the amount of Common Stock outstanding on such Put Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement and, if any, Shares, would own more than 9.99% of the Common Stock following such Put Closing Date.

(k) Cross Default. The Company shall not be in default of a term, covenant, warranty or undertaking of any other agreement to which the Company and Investor are parties, nor shall there have occurred an event of default under any such other agreement, in each case which default would have a material adverse effect on the financial condition of the Company or the Company's ability to comply with its obligations to the Investor.

(l) No Knowledge. The Company shall have no knowledge of any event more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the Valuation Period during which the Put Purchase Notice is deemed delivered).

(m) Trading Cushion. The Trading Cushion shall have elapsed since the immediately preceding Put Date.

(n)  Shareholder Vote.  The issuance of shares of Common
Stock with respect to the applicable Put Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

(o) Fees and Expenses. On the Closing Date the Company shall pay to the Investor $25,000, of which $15,000 will be paid in cash on or prior to the Closing Date and $10,000 may be paid in cash or in an equivalent amount of Common Stock which will be included in the Registration Statement, to partially offset the costs of completing the transaction.

(p) Secretary's Certificate. The Investor shall have received a Secretary's Certificate in substantially the form and substance of Exhibit D hereto, executed by the Secretary of the Company.

(q)  Other.  On each Condition Satisfaction Date, the
Investor shall have received such certificates and documents as are required by this Agreement in order for the Investor to confirm the Company's satisfaction of the conditions set forth in this Section 6.2 including, without limitation, a Compliance Certificate in substantially the form and substance of Exhibit E hereto, executed by an executive officer of the Company and to the effect that all the conditions to such Put
Closing shall have been satisfied as at the date of each such certificate.

                          ARTICLE VII
    DUE DILIGENCE REVIEW; NON-DISCLOSURE OF NON-PUBLIC INFORMATION

Section 7.1 Due Diligence Review. The Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor (who may or may not be affiliated with the Investor and who are reasonably acceptable to the Company), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, NASD or other filing, all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by the Investor or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

Section 7.2  Non-Disclosure of Non-Public Information.

(a) Except as set forth on Schedule 7.2(a) hereof, the Company represents and warrants that the Company and its officers, directors, employees and agents have not disclosed any non-public information to the Investor or advisors to or representatives of the Investor. The Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. The Company may, as a condition to disclosing any non-public information hereunder, require the Investor's advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investor.

(b) The Company acknowledges and understands that the Investor is entering into this Agreement at the request of the Company and in good faith reliance on (i) the Company's representation set forth in Section 4.16 that neither it nor its agents have disclosed to the Investor any material non-public information; and (ii) the Company's covenant set forth in Section 5.10 that if all or any portion of the information set forth on Schedule 7.2(a) becomes material, the Company shall timely make full and complete public disclosure of all or such portion of such information that shall have become material as required by and in accordance with applicable law.

(c) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 7.2 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                            ARTICLE VIII

                              LEGENDS

Section 8.1 Legend. Unless otherwise provided below, each certificate representing the Put Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (the "Legend"):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE
"SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES
ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE
SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS
REGISTERED UNDER THE SECURITIES ACT AND UNDER
APPLICABLE STATE SECURITIES LAWS OR JUSTWEBIT.COM,
INC. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION
OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES
UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF
APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

As soon as practicable after the execution and delivery hereof, the Company shall issue to the transfer agent instructions in substantially the form of Exhibit B hereto. Such instructions shall be irrevocable by the Company from and after the date thereof or from and after the issuance thereof. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent to issue to the Investor, at the Investor's option, via the Deposit Withdrawal Agent Commission system ("DWAC") or in the form of certificates evidencing the Put Shares incident to a Put and issued on a Put Closing Date, free of the Legend, without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the transfer agent by or from the Company or its counsel or the Investor; provided, that (a) the Registration Statement shall then be effective, (b) the Investor confirms to the transfer agent and the Company that it has or intends to sell such Put Shares to a third party that is not an affiliate of the Investor or the Company and the Investor agrees to redeliver the certificate representing such Put Shares to the transfer agent to add the Legend in the event the Put Shares are not sold, and (c) if reasonably requested by the transfer agent or the Company, the Investor confirms to the transfer agent and the Company that the Investor has complied with the prospectus delivery requirement under the Securities Act. At any time after the Effective Date, upon surrender of one or more certificates evidencing Common Stock that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered, the transfer agent shall reissue such shares of Common Stock via DWAC or free of the Legend.

Section 8.2  No Other Legend or Stock Transfer Restrictions.
No legend other than the one specified in Section 8.1 has been or shall be placed on the share certificates representing the Put Shares and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VIII.

Section 8.3  Investor's Compliance.  Nothing in this Article
VIII shall affect in any way the Investor's obligations to comply with all applicable securities laws upon resale of the Put Shares.

                             ARTICLE IX

                         CHOICE OF LAW/VENUE

Section 9.1  Choice of Law/Venue.   This Agreement shall be
governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the city and/or state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its actual reasonable attorneys' fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

                               ARTICLE X

                 ASSIGNMENT; AMENDMENT; TERMINATION

Section 10.1 Assignment. Neither this Agreement nor any rights or obligations of the Investor or the Company hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, (a) the provisions of this Agreement shall inure to the benefit of, and be enforceable by, and be binding upon, any transferee of any of the Common Stock purchased or acquired by the Investor hereunder with respect to the Common Stock held by such person unless such Common Stock is free from restrictions on further transfer of such Common Stock, and (b) the Investor's interest in this Agreement may be assigned at any time, in whole or in part, to any other person or entity (including any affiliate of the Investor) effective upon written notice to the Company. The assignee shall assume the obligations of the Investor under this Agreement. The Company shall have the right to require any assignee to execute a counterpart of this Agreement.

Section 10.2  Termination of Agreement and Survival of Terms.
This Agreement shall terminate twelve (12) months after the commencement of the Commitment Period; provided, however, that the Investor may terminate this Agreement upon one (1) day's notice (v) if an event resulting in a Material Adverse Effect has occurred,
(w) the Registration Statement is not declared effective by the SEC within 120 days following the Effectiveness Target Date, (x) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of five (5) trading days during the Commitment Period, for any reason other than deferrals or suspension during a blackout period as a result of corporate developments subsequent to the Closing Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act, or (y) the Company shall at any time fail to comply with the requirements of Section 5.1, 5.3, 5.4, 5.5, 5.6 or 5.14 hereof. This Agreement shall terminate immediately if the Company breaches Section 5.11 hereof (a "Terminating Event"); provided, however, that if a Terminating Event occurs during a Valuation Period, this Agreement shall terminate on the Put Closing Date for such Valuation Period. Notwithstanding any of the foregoing, the provisions of Articles V, VII, VIII, IX, X, XI and XII shall survive the termination of this Agreement, and the Company shall be obligated to pay all of the applicable fees pursuant to Sections 12.1 and 12.2 hereof.

Section 10.3 Amendment. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto.

                            ARTICLE XI

                     NOTICES; INDEMNIFICATION

Section 11.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid,
(iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:

JustWebIt.com, Inc.
930 South State Street, Suite 10
Orem, Utah  84097
Telecopier: (801) 434-7510
Attention: Gary Borglund

If to the Investor:

Silverwood Opportunity Fund
C/O Four Wind Associates, Inc.
P.O. Box N-4805
Nassau, Bahamas
Telecopier: (949) 975-0349
Attention: Dan Landau

Either party hereto may from time to time change its address or facsimile number for notices under this Section 11.1 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

Section 11.2  Indemnification.

(a) The Company agrees to indemnify and hold harmless the Investor, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or is controlled by the Investor (the "Control Person") from and against any Damages, joint or several, and any action in respect thereof to which the Investor, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement in any event as such Damages are incurred.

(b) The Investor agrees to indemnify and hold harmless the Company, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Company within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the Control Persons from and against any Damages, joint or several, and any action in respect thereof to which the Company, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Investor contained in this Agreement in an aggregate amount not to exceed one-quarter of the Commitment Amount.

Section 11.3  Method of Asserting Indemnification Claims.
All claims for indemnification by any Indemnified Party (as defined below) under Section 11.2 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which any person claiming indemnification under any provision of
Section 11.2 (an "Indemnified Party") might seek indemnity under Section 11.2 is asserted against or sought to be collected from such Indemnified Party by a person other than the Company, the Investor or any affiliate of the Company or (a "Third Party Claim"), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim for indemnification that is being asserted under any provision of
Section 11.2 against any person (the "Indemnifying Party"), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a "Claim Notice") with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the "Dispute Period") whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section
11.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)  If the Indemnifying Party notifies the
Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified
Party with respect to the Third Party Claim pursuant to this Section 11.3(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party
Claim by all appropriate proceedings, which proceedings will be vigorously and diligently defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief which affects the Indemnified Party, other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 11.2). The
Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified
Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified
Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified
Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The
Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation.
Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 11.2 with respect to 100% of such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party
Claim pursuant to Section 11.3(a), or if the Indemnifying
Party gives such notice but fails to defend vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause
(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified
Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.
The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii)  If the Indemnifying Party notifies the
Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying
Party under Section 11.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified
Party will proceed in good faith to negotiate a resolution of such dispute (the "Resolution Period"), and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 11.3.

(b) In the event any Indemnified Party should have a claim under Section 11.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 11.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 11.3.

(c) If the parties are unable to resolve a dispute as contemplated by Sections 11.3(a) and (b) hereof, the parties agree that such dispute shall be settled by arbitration as their sole and exclusive remedy with respect to such dispute, such arbitration to be held in the State of New York, under the rules promulgated by the American Arbitration Association, as amended from time to time.
 Any decision rendered in such arbitration proceeding shall be non-appealable, final and binding upon the parties. All expenses incurred in any arbitration proceeding shall be borne equally by the parties.

                            ARTICLE XII

                           MISCELLANEOUS

Section 12.1 Fees and Expenses. Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder; provided, however, that on the Closing Date the Company shall pay to the Investor $25,000, of which $15,000 will be paid in cash on or prior to the Closing Date and $10,000 may be paid in cash or in an equivalent amount of Common Stock which will be included in the Registration Statement, to partially offset the costs of completing the transaction.

Section 12.2  Brokerage.  Each of the parties hereto
represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except as described on
Schedule 12.2.

Section 12.3 Publicity. Except as required by applicable law, the Company shall not issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior consent of the Investor.

Section 12.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.

Section 12.5  Entire Agreement.  This Agreement with the
Exhibits hereto and the Registration Rights Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein.

Section 12.6 Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive each Put Closing hereunder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 12.7 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 12.8 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading
Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

IN WITNESS WHEREOF, the parties hereto have caused this Common
Stock Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                       JUSTWEBIT.COM, INC.


                                       By: /s/  Gary Borglund
                                       Gary Borglund, President


                                       SILVERWOOD OPPORTUNITY FUND


                                       By: /s/  Dan Landau
                                       Dan Landau, Managing Member


                                  EXHIBIT A

                                   FORM OF
                            PUT PURCHASE NOTICE

Reference is made to the Common Stock Purchase Agreement dated as of June 11, 2001 (the "Agreement ") between JustWebIt.com, Inc., a Nevada corporation (the "Company") and Silverwood Opportunity Fund, a limited liability company organized under the laws of the Cayman Islands. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement. In accordance with and pursuant to Section 2.2 of the Agreement, the Company hereby issues this Put Purchase Notice to exercise a Put request for the Put Amount indicated below.

Put Amount:

Valuation Period start date:

Valuation Period end date:

Put Closing Date:

Floor Price:     $0.02

Minimum Floor Price:


Dated:

JUSTWEBIT.COM, INC.


By:
Name:
Title:
Address:
Facsimile No.:
Wire Instructions:
Contact Name:

                                    EXHIBIT B

                        INSTRUCTIONS TO TRANSFER AGENT

[COMPANY]


________________, 2001

[Name and address of Company's transfer agent]


To Whom It May Concern:

Reference is made to that certain Common Stock Purchase
Agreement (the "Agreement") between Silverwood Opportunity Fund (the "Investor") and JustWebIt.com, Inc. (the "Company"). Pursuant and subject to the terms and conditions set forth in the Agreement the Investor has agreed to purchase from the Company and the Company has agreed to sell to the Investor from time to time during the term of the Agreement shares (the "Underlying Shares") of Common Stock of the Company, $0.001 par value (the "Common Stock").

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent for the Company with respect to its Common Stock at such time) to issue Underlying Shares from time to time upon notice from the Company to issue such Underlying Shares. So long as you have previously received (w) a notice of effectiveness of the Company's counsel substantially in the form of Exhibit F attached hereto (which the Company shall direct be delivered to you by such counsel upon the effectiveness of the registration statement covering resales of Underlying Shares) stating that a registration statement covering resales of Underlying Shares has been declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and that Underlying Shares may be issued (or reissued if they have been issued at a time when there was not such an effective registration statement) or resold without any restrictive legend (the "Notice of Effectiveness"), (x) a copy of such registration statement and (y) an appropriate representation that the resale prospectus contained in the registration statement has been delivered in compliance with applicable rules and regulations, then certificates representing Underlying Shares shall not bear any legend restricting transfer of Underlying Shares thereby and should not be subject to any stop-transfer restriction; provided, however, that if you have not previously received a copy of the Notice of Effectiveness, such registration statement and such representation or you have received a subsequent notice by the Company or its counsel of the suspension or termination of the effectiveness of the registration statement or the imposition of a Blackout Period as set forth in the Section 5.8 of the Agreement, then certificates representing Underlying Shares shall bear the following legend:

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR JUSTWEBIT.COM, INC. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

and, provided, further, that the Company may, from time to time, notify you to place stop-transfer restrictions on the certificates for Underlying Shares in the event, but only in the event, a registration statement covering Underlying Shares is subject to amendment for events then current.

Please be advised that the Investor has relied upon this instruction letter as an inducement to enter into the Agreement and, accordingly, the Investor, is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at ______________________.

Very truly yours,


JUSTWEBIT.COM, INC.


By: ________________________________
Name: ________________________
Title: _________________________

ACKNOWLEDGED AND AGREED:

[TRANSFER AGENT]


By: ________________________________
Name: ________________________
Title: _________________________
Tel.: ___________________________

                                  EXHIBIT C

                              OPINION OF COUNSEL

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Common Stock Purchase Agreement and the Registration Rights Agreement and to issue and sell the Common Stock. The execution, delivery and performance of the Common Stock Purchase Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Common Stock Purchase Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The Common Stock is not subject to preemptive rights under the Company's certificate of incorporation or bylaws.

3. The Common Stock have been duly authorized and the Common Stock, when delivered against payment in full as provided in the Common
Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

4. The execution, delivery and performance of and compliance with the terms of the Common Stock Purchase Agreement and the consummation by the Company of the transactions contemplated thereby (i) do not violate any provision of the Company's certificate of incorporation or bylaws, (ii) do not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) does not create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) does not result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

5. There is no action, suit, claim, investigation or proceeding pending or threatened against the Company or any subsidiary which questions the validity of the Common Stock Purchase Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to our knowledge, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

6. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Common Stock Purchase Agreement, or the offer, sale or issuance of the Common Stock or the consummation of any other transaction contemplated by the Common Stock Purchase Agreement (other than any filings which may be required to be made by the Company with the Commission, or the OTC Bulletin Board or an Alternate Market subsequent to the Closing, and, any registration statement which may be filed pursuant to the Common Stock Purchase Agreement).

7. The offer, issuance and sale of the Common Stock pursuant to the Common Stock Purchase Agreement will be exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule
4(2) thereunder.

8. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                                EXHIBIT D

                          SECRETARY'S CERTIFICATE

JUSTWEBIT.COM, INC.
___________, 2001

The undersigned, ___________, Secretary of JustWebIt.com,
Inc., a Nevada corporation (the "Company"), delivers this certificate in connection with the issuance and sale of shares of common stock of the Company in an aggregate amount of up to $2,000,000 to Silverwood Opportunity Fund (the "Investor") pursuant to the Common Stock Purchase Agreement, dated as of June 11, 2001 (the "Agreement"), by and between the Company and the Investor, and hereby certifies on the date hereof, that (capitalized terms used herein without definition have the meanings assigned to them in the Agreement):

1. Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of the Company and all amendments thereto as filed with the Secretary of State of the State of Nevada. The Certificate of Incorporation of the Company has not been further amended or restated, and no document with respect to any amendment to the Certificate of Incorporation of the Company has been filed in the office of the Secretary of State of the State of Nevada since __________, 2000, the date shown on the Company's latest amendment to its Certificate of Incorporation, which is in full force and effect on the date hereof, and no action has been taken by the Company in contemplation of any such amendment or the dissolution, merger or consolidation of the Company.

2. Attached hereto as Exhibit B is a true and complete copy of the By-laws of the Company, as amended and restated through, and as in full force and effect on, the date hereof, and no proposal for any amendment, repeal or other modification to the By-laws of the Company has taken or is currently pending before the Board of Directors or stockholders of the Company.

3. Attached hereto as Exhibit C is a true and correct copy of all written actions and resolutions of the Board of Directors (including any committees thereof) of the Company relating to the transactions contemplated by the Agreement; said actions and resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect as of the date hereof; said actions and resolutions are the only resolutions adopted by the Board of Directors of the Company, or any committee thereof, pertaining to (A) the offering of the Common Stock to be sold by the Company pursuant to the Agreement, (B) the execution and delivery of the Agreement and (C) all other transactions in connection with the foregoing.

4. Each person who, as an officer of the Company, or as attorney-in-fact of an officer of the Company, signed (A) the Agreement, (B) the Registration Statement and (C) any other document delivered prior hereto or on the date hereof in connection with the transactions contemplated by the Agreement, was duly elected, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signature of each such person appearing on any such document is his genuine signature.

5. The Agreement as executed and delivered on behalf of the Company has been approved by the Board of Directors of the Company.

6. The actions, resolutions and other records of the Company relating to all of the proceedings of the Stockholders of the Company, the Board of Directors of the Company and any committees thereof made available to the Investor and its counsel are the true, correct and complete copies thereof, with respect to all proceedings of said Stockholders, Board of Directors and committees thereof. Such records and other documents of the Company made available to the Investor and its counsel were true and complete in all respects. There have been no material changes, additions or alterations in said records and other documents that have not been disclosed to the Investor.

IN WITNESS WHEREOF, I have signed my name as of the date first above written.

By:
Name: ________________________
Title: Secretary

I, ______________, Chief Executive Officer of _____________,
do hereby certify that ___________ is the duly elected, qualified and acting Secretary of the above mentioned company, and that the signature set forth above is her true and genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

By:
Name:
Title: Chief Executive Officer

                                  EXHIBIT E

                           COMPLIANCE CERTIFICATE

                            JUSTWEBIT.COM, INC.

The undersigned, ______________, hereby certifies, with respect to shares of common stock of JustWebIt.com, Inc. (the "Company") issuable in connection with the Put Purchase Notice, dated ________ (the "Notice"), delivered pursuant to Article II of the Common Stock Purchase Agreement, dated June 11, 2001, by and among the Company and Silverwood Opportunity Fund (the "Agreement"), as follows:

1.  The undersigned is the duly elected Chief Executive
Officer of the Company.

2. The representations and warranties of the Company set forth in Article IV of the Agreement are true and correct in all material respects as though made on and as of the date hereof.

3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Put Closing Date related to the Notice and has complied in all material respects with all obligations and conditions contained in Article VI and Article VII of the Agreement.

The undersigned has executed this Certificate this ____ day of ______, 2001.


[COMPANY]

By:
Name:
Title:   Chief Executive Officer

                                    EXHIBIT F

                        FORM OF NOTICE OF EFFECTIVENESS

[Addressee]
[Address]

TO WHOM IT MAY CONCERN:

I am counsel to JustWebIt.com, Inc., a Nevada corporation (the "Company"), and I have represented the Company in connection with that certain Common Stock Purchase Agreement dated June 11, 2001 (the "Agreement") between the Company and Silverwood Opportunity Fund, pursuant to which the Company agreed to issue shares (the "Shares") of its common stock (the "Common Stock") from time to time during the term of the Agreement. Pursuant to the Agreement, the Company agreed to register the Shares.

In connection with the foregoing, I have been advised that the Registration Statement on Form SB-2 (File No. 333-______________) of the Company (the "Registration Statement"), a copy of which is enclosed, was declared effective at ____________M., eastern time, on ____________, 2001. Upon issuance of the Shares referred to in the Company's instruction letter attached, and provided that you have received a copy of the representation pursuant to item (y) in the second paragraph of such instruction letter, you are authorized to issue certificates for the Company's Common Stock without restrictive legends. I have no knowledge as of the date hereof, after telephonic inquiry of a member of the Securities and Exchange Commission's staff that any stop order suspending the effectiveness of the Registration Statement has been issued or that any proceedings for that purpose are pending before, or threatened by, the Securities and Exchange Commission and, accordingly, the Shares are available for resale under the Securities Act of 1933, as amended in the manner specified in, and pursuant to the terms of the Registration Statement.

Very truly yours,


                                 EX-5

                         OPINION RE: LEGALITY

Brian F. Faulkner
A Professional Law Corporation
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


August 21, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  JustWebIt.com, Inc. - Form SB-2

Dear Sir/Madame:

I have acted as counsel to JustWebIt.com, Inc., a Nevada corporation ("Company"), in connection with its Registration
Statement on Form SB-2 relating to the registration of 65,000,000 shares of the Company's common stock ("Shares"), $0.001 par value per Share.

In my representation I have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.


My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada
Revised Statutes. I express no opinion as to the laws of any other jurisdiction.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.

                                 EX-23.1

                         CONSENT OF ACCOUNTANTS

Smith & Company
Certified Public Accountants
10 West 100 South, Suite 700
Salt Lake City, Utah 84101-1544
(801) 575-8297


August 30, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  JustWebIt.com, Inc. - Form SB-2

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated March 21, 2001 in JustWebiIt.com, Inc.'s Form 10-KSB for the fiscal year ended December 31, 2000, and to all references to our firm included in this Registration Statement.

Sincerely,


/s/Smith & Company
Smith & Company
Certified Public Accountants
                              EX-23.2

                       CONSENT OF COUNSEL

Brian F. Faulkner
A Professional Law Corporation
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


August 21, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  JustWebIt.com, Inc. - Form SB-2

Dear Sir/Madame:

I have acted as counsel to JustWebIt.com, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 65,000,000 shares of its common stock ("Shares"), $0.001 par value per Share. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.